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                                CREDIT AGREEMENT

                         Dated as of December 11, 1995

                                     Among

                      DIAMOND SHAMROCK, INC., AS BORROWER
                DIAMOND SHAMROCK REFINING AND MARKETING COMPANY
                     AND THE OTHER GUARANTORS NAMED HEREIN,
                            THE BANKS NAMED HEREIN,


                            BANK OF AMERICA NATIONAL
                         TRUST AND SAVINGS ASSOCIATION,
                                    as Agent

                                      and

                                 CHEMICAL BANK,
                             ROYAL BANK OF CANADA,
                             AND SOCIETE GENERALE,
                                  as Co-Agents





                                  ARRANGED BY
                              BA SECURITIES, INC.



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                               TABLE OF CONTENTS


ARTICLE I. DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II. THE LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.01  Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.02  Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.03  Borrowing Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.04  Notes; Repayment of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.05  Interest on Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.06  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 2.07  Termination and Reduction of Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 2.08  Interest on Overdue Amounts; Alternative Rate of Interest  . . . . . . . . . . . . . . . . . .  20
         Section 2.09  Prepayment of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 2.10  Reserve Requirements; Change in Circumstances  . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 2.11  Change in Legality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 2.12  Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 2.13  Pro Rata Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 2.14  Sharing of Setoffs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 2.15  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 2.16  Pricing Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE III. REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 3.01  Organization, Corporate Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 3.02  Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 3.03  Governmental Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 3.04  Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 3.05  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 3.06  No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 3.07  Title to Properties; Possession Under Lease  . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 3.08  Litigation; Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 3.09  Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 3.10  Federal Reserve Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 3.11  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 3.12  Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 3.13  No Material Misstatements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 3.14  Investment Company Act and Public Utility Holding Company Act  . . . . . . . . . . . . . . . .  31
         Section 3.15  Identity and Capital Stock of Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 3.16  Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 3.17  Representations and Warranties in Merger Agreement . . . . . . . . . . . . . . . . . . . . . .  32





                                      -i-
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
ARTICLE IV. CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 4.01  All Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 4.02  Initial Funding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE V. AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 5.01  Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 5.02  Businesses and Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 5.03  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 5.04  Obligations and Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 5.05  Financial Statements; Reports, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 5.06  Litigation and Other Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 5.07  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 5.08  Maintaining Records; Access to Properties and Inspections  . . . . . . . . . . . . . . . . . .  39
         Section 5.09  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 5.10  NCS Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 5.11  Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 5.12  Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 5.13  Release of Liens Securing NCS Credit Facilities  . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE VI. NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 6.01  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 6.02  Negative Pledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 6.03  Mergers and Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 6.04  Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 6.05  Investments, Loans and Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 6.06  Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 6.07  Line of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 6.08  Consolidated Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 6.09  Current Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 6.10  Interest Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 6.11  Investments in Margin Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 6.12  Additional NCS Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 6.13  Certain NCS Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 6.14  Limitation on Modifications of Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 6.15  Senior Debt Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE VII.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE VIII. THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 8.01  Appointment and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 8.02  Liability of Agent; Reliance by Agent; Delegation of Duties  . . . . . . . . . . . . . . . . .  52
         Section 8.03  Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52





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
         Section 8.04  Agent in Individual Capacity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 8.05  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 8.06  Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 8.07  Co-Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 8.08  Withholding Tax  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE IX. GUARANTEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

ARTICLE X. MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 10.01  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 10.02  Survival of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 10.03  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 10.04  Expenses of the Agent and the Banks; Indemnity  . . . . . . . . . . . . . . . . . . . . . . .  61
         Section 10.05  Right of Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         Section 10.06  APPLICABLE LAW AND JURISDICTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Section 10.07  Payments on Business Days . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Section 10.08  Waivers; Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Section 10.09  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Section 10.10  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         Section 10.11  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         Section 10.12  Obligations Several . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         Section 10.13  Maximum Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         Section 10.14  Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         Section 10.15  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66


SCHEDULES AND EXHIBITS:

Schedule I       -        Additional Guarantors
Schedule II      -        Capital Stock of Subsidiaries
Schedule III     -        Commitments
Schedule IV      -        Addresses for Notices
EXHIBIT A        -        Form of Borrowing Request
EXHIBIT B        -        Form of Note
EXHIBIT C        -        Form of Assignment and Acceptance
EXHIBIT D        -        Form of Opinion of Counsel for Borrower





                                     -iii-
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         CREDIT AGREEMENT dated as of December 11, 1995 among DIAMOND SHAMROCK,
INC., a Delaware corporation (the "Borrower"), DIAMOND SHAMROCK REFINING AND MARKETING COMPANY, a Delaware corporation ("R&M"), the entities listed in
Schedule I hereto (together with R&M, collectively referred to as the "Guarantors"), the banks listed in Schedule III hereto (the "Banks"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association ("BofA") as agent for the Banks, CHEMICAL BANK, ROYAL BANK OF CANADA, and SOCIETE GENERALE, as co-agents (the "Co-Agents").

         WHEREAS, the Borrower and the Guarantors have requested, and the Banks have agreed to make available to the Borrower, a reducing revolving line of credit upon the terms and conditions set forth in this Agreement;

         Now, therefore, in consideration of the mutual agreements, provisions and covenants contained herein, the Borrower, R&M, the other Guarantors, the Agent, the Co-Agents, and the Banks agree as follows, intending to legally bound:


ARTICLE I. DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings specified below:

                 "Acquisition" shall mean the purchase of outstanding common stock of NCS and warrants to purchase common stock of NCS, by the Borrower, for cash, pursuant to the Offer to Purchase.

                 "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form prescribed by the Agent.

                 "Affiliate" shall mean, with respect to any person, any other person (including any member of the immediate family of any such natural person) which directly or indirectly beneficially owns or controls 15% or more of the total voting power of shares of capital stock of such person having the right to vote for directors under ordinary circumstances, any person controlling, controlled by or under common control with any such person (within the meaning of Rule 405 under the Securities Act of 1933), and any director or executive officer of any such person.

                 "Agency Fee" shall have the meaning assigned to such term in
Section 2.06(b).

                 "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent arising under Article VIII.

                 "Agent-Related Persons" means BofA and any successor agent arising under Article VIII together with their respective Affiliates (including, in the case of BofA, the

Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

                 "Agent's Payment Office" means the address for payments set forth on Schedule IV hereto in relation to the Agent, or such other address as the Agent may from time to time specify.

                 "Agreement" means this Credit Agreement.

                 "Alternate Base Rate" shall mean, for any day, the higher of:
(a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

                 "Alternate Base Rate Borrowing" shall mean a Borrowing comprised of Alternate Base Rate Loans.

                 "Alternate Base Rate Loan" shall mean any Loan with respect to which the Borrower shall have selected an interest rate based on the Alternate Base Rate in accordance with the provisions of Article II.

                 "Arrangement Fee" shall have the meaning assigned to such term in Section 2.06(a).

                 "Arranger" means BA Securities, Inc., a Delaware corporation.

                 "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Bank and an assignee, and accepted by the Agent, in the form of Exhibit C.

                 "Attorney Costs" means the fees and disbursements of any law firm or other external counsel, the allocated reasonable cost of internal legal services and the disbursements of internal counsel.

                 "Bank" has the meaning specified in the introductory clause hereto.

                 "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

                 "BofA" has the meaning specified in the introductory clause hereto.

                 "Borrower" has the meaning specified in the introductory clause hereto.

                 "Borrowing" or "borrowing" shall mean a group of Loans of a single Type made by the Banks on a single date and as to which a single Interest Period is in effect.

                 "Borrowing Request" shall mean a request made pursuant to
Section 2.03 in the form of Exhibit A.

                 "Brazos Guarantees" shall mean (a) the Guaranty executed by the Borrower in favor of Brazos River Leasing, L.P. dated as of April 23, 1992, as amended by First Amendment to Guaranty effective October 1, 1993, as further amended by Second Amendment to Guaranty effective December 5, 1995, as the same may be further amended as permitted by Section 6.15 hereof, and (b) the Guaranty executed by the Borrower in favor of Brazos River Leasing, L.P. dated as of October 30, 1992, as amended by First Amendment to Guaranty effective October 1, 1993, as further amended by Second Amendment to Guaranty effective December 5, 1995, as the same may be further amended as permitted by Section
6.15 hereof.

                 "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday in the State of New York or the State of California on which banks are open for business; provided, however, that, if any determination of a "Business Day" shall relate to a Eurodollar Loan, the term "Business Day" shall in addition exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                 "Closing Date" shall mean the date of this Agreement.

                 "Code" shall mean the Internal Revenue Code of 1986 and regulations promulgated thereunder, as the same may be amended from time to time.

                 "Commercial Paper" shall mean Indebtedness of the Borrower for borrowed money with a maturity of 270 days or less of the type commonly referred to as commercial paper.

                 "Commitment" shall mean, with respect to each Bank, the Commitment of such Bank to make Loans hereunder as set forth in Schedule III, as the same may be terminated or reduced from time to time pursuant to Section 2.07.

                 "Commitment Fee" shall have the meaning assigned to such term in Section 2.06(c).

                 "Consolidated Adjusted Net Income" with respect to the Borrower and the Subsidiaries for any period shall mean the net income (or net deficit) of the Borrower and the Subsidiaries for such period, but excluding from net income (or net deficit) any noncash extraordinary gains or losses, all computed on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis.

                 "Consolidated Current Assets" at any date shall mean all amounts that would, in accordance with generally accepted accounting principles, be included as current assets on a consolidated balance sheet of the Borrower and the Subsidiaries; provided, however, that an amount equal to the sum of the Other Commitments at such date less the sum of the principal amount of Other Loans and Commercial Paper outstanding at such date shall be considered a current asset.

                 "Consolidated Current Liabilities" at any date shall mean all amounts that would, in accordance with generally accepted accounting principles, be included as current liabilities on a consolidated balance sheet of the Borrower and the Subsidiaries.

                 "Consolidated Net Income" with respect to the Borrower and the Subsidiaries for any period shall mean the net income (or net deficit) of the Borrower and the Subsidiaries for such period, computed on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis.

                 "Consolidated Net Tangible Assets" at any date shall mean the total assets shown on a consolidated balance sheet of the Borrower and the Subsidiaries, in accordance with generally accepted accounting principles, less
(i) all current liabilities and equities, other than deferred income taxes, minority interests, preferred stock and stockholders' equity, and (ii) goodwill and like intangibles included on such balance sheet.

                 "Consolidated Net Worth" shall mean at any date, with respect to the Borrower and its Subsidiaries on a consolidated basis, (a) the sum of
(i) capital stock taken at par value, plus, (ii) capital surplus, plus (iii) retained earnings, minus (b) treasury stock.

                 "Consolidated Tangible Net Worth" shall mean at any date, with respect to the Borrower and its Subsidiaries on a consolidated basis, (a) the sum of (i) capital stock taken at par value, plus (ii) capital surplus, plus
(iii) retained earnings, minus (b) the sum of (i) treasury stock plus (ii) all assets required under generally accepted accounting principles to be classified as intangibles.

                 "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

                 "Dollars," "dollars" and the symbol "$" shall mean the lawful currency of the United States of America.

                 "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; and (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a subsidiary of a Bank, (B) a subsidiary of a Person of which a Bank is a subsidiary, or (C) a Person of which a Bank is a subsidiary.

                 "Environmental Laws" at any date shall mean all provisions of law, statutes, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of the environment, the air, the waters and ground water contamination.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

                 "ERISA Affiliates" shall mean any trade or business (whether or not incorporated) which is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

                 "ESOP" shall mean an employee stock ownership plan qualified under Section 401 of the Code and established by the Borrower for the benefit of employees of the Borrower and the Subsidiaries.

                 "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

                 "Eurodollar Loan" shall mean any Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

                 "Event of Default" shall have the meaning specified in Article VII hereof.

                 "Excluded Assets" shall mean (a) inventory sold in the ordinary course of business, (b) any asset having a Fair Value not in excess of $100,000 and (c) assets sold within 18 months after the Initial Funding Date as part of the consolidation of NCS and the Borrower having a Fair Value not in excess of $25,000,000.

                 "Existing Credit Agreement I" means Credit Agreement I dated as of April 14, 1987 as amended and restated through April 15, 1993, and as further amended by First Amendment dated as of March 31, 1995 and by Second Amendment dated as of December 5, 1995, among Borrower, the Subsidiaries therein named, Chemical Bank, as agent and the banks therein named, as the same may be further amended as permitted by Section 6.15 hereof.

                 "Existing Credit Agreement II" means Credit Agreement II dated as of April 14, 1987 as amended and restated through April 15, 1993, and as further amended by First Amendment dated as of March 31, 1995 and by Second Amendment dated as of December 5, 1995, among Borrower, the Subsidiaries therein named, Chemical Bank, as agent, and the banks therein named, as the same may be further amended as permitted by Section 6.15 hereof.

                 "Fair Value" of an asset shall mean the consideration obtainable in a sale of such asset in an arm's-length transaction with a person which is not an Affiliate of the Borrower.

                 "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

                 "Fee Letter" has the meaning specified in subsection 2.06(a).

                 "Fees" shall mean the Agency Fee, the Arrangement Fee and the Commitment Fees.

                 "Financial Officer" of any corporation shall mean its chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller.

                 "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

                 "Funded Debt" shall mean and include without duplication:

                      (i) all Indebtedness (except for obligations under any Guarantee and Intercompany Loans) having a final maturity (or which is renewable or extendable at the option of the obligor for a period ending) more than one year after the date of creation thereof, notwithstanding the fact that payments in respect thereof (whether installment, serial maturity, sinking fund payments, or otherwise) are required to be made by the obligor less than one year after the date of creation thereof; provided, however, that the current portion of such Indebtedness shall be considered as "Funded Debt" only to the extent that such current portion exceeds the amount of $20,000,000;

                      (ii) all Guarantees of obligations of the type described in clause (i) above (other than (a) Guarantees by any Subsidiary of obligations of the Borrower or any other Subsidiary, and
         (b) Guarantees by the Borrower of obligations of any Subsidiary); and

                    (iii) Short-term Debt, but only to the extent expressly provided in the proviso contained in the definition of Short-term Debt.

                 "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                 "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing any Indebtedness of any other person in any manner, whether directly or indirectly.

                 "Guarantors" has the meaning specified in the introductory clause hereto.

                 "Indebtedness" shall mean, with respect to any person, (a) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due), (e) all obligations of such person under leases required to be accounted for as capital leases under generally accepted accounting principles, (f) all obligations of such person to reimburse the issuer of any letter of credit (other than documentary letters of credit), (g) all Guarantees by such person of Indebtedness of others, (h) all obligations of others of the types referred to in clauses (a) through (g) above secured by (or for which the holders of such obligations have an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed.

                 "Index Debt" shall mean senior, unsecured, long-term Indebtedness of the Borrower that is not supported by any letter of credit, guarantee or other credit enhancement.

                 "Initial Funding Date" shall mean the date of the initial Loans hereunder.

                 "Intercompany Loan" shall mean any loan from the Borrower to a Subsidiary or from a Subsidiary to the Borrower or another Subsidiary.

                 "Intercompany Transfer" shall mean (i) any sale, transfer or other disposition of assets of the Borrower or a Guarantor to another Guarantor, and (ii) any sale, transfer or other disposition of assets of a Subsidiary (other than a Guarantor) to a Guarantor.

                 "Interest Coverage Ratio", with respect to any period, shall mean the ratio of: (a) the sum of (i) Consolidated Adjusted Net Income of the Borrower and the Subsidiaries for such period, (ii) interest expense deducted in determining such Consolidated Adjusted Net Income, (iii) depreciation, amortization and taxes deducted in determining such Consolidated Adjusted Net Income, and (iv) other noncash items deducted in determining such Consolidated Adjusted Net Income, to (b) total interest expense of the Borrower and the Subsidiaries, on a consolidated basis, for such period.

                 "Interest Payment Date" shall mean, as to any Loan, the last day of the Interest Period applicable to such Loan and, in the case of a Eurodollar Loan with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Loan, and, in addition, the date of any refinancing of such Loan with a Loan of a different Type.

                 "Interest Period" shall mean (i) as to any Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, and (ii) as to any Alternate Base Rate Loan, the period commencing on the date of such Loan and ending on the next March 31, June 30, September 30 or December 31 (or, if earlier, on the applicable Maturity Date or the date of prepayment of such Loan); provided, however, that if any Interest Period would end on a day that shall not be a Business Day, such

Interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and, provided, further, that any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

                 "IRS" shall mean the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

                 "Level I Pricing Period" shall have the meaning assigned to such term in Section 2.16(a).

                 "Level II Pricing Period" shall have the meaning assigned to such term in Section 2.16(a).

                 "Level III Pricing Period" shall have the meaning assigned to such term in Section 2.16(a).

                 "Level IV Pricing Period" shall have the meaning assigned to such term in Section 2.16(a).

                 "Level V Pricing Period" shall have the meaning assigned to such term in Section 2.16(a).

                 "LIBO Rate" shall mean, for any Interest Period, with respect to any Eurodollar Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

         LIBO Rate =                     LIBOR
                            ------------------------------------
                            1.00 - Eurodollar Reserve Percentage

         Where,

                 "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

                 "LIBOR" means (rounded upward to the next 1/16th of 1%) the rate of interest at which dollar deposits in the approximate amount of Bank of America Illinois' portion of such Eurodollar Borrowing and having a maturity comparable to such Interest Period would be offered by BofA to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

The LIBO Rate shall be adjusted automatically as to all Eurodollar Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage to reflect such change.

                 "Lien" shall mean, with respect to any asset, (i) any mortgage, lien, pledge, encumbrance, charge or security interest in or on such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset or (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                 "Loan" shall mean a revolving loan made by a Bank to the Borrower pursuant to Sections 2.01, 2.02 and 2.03. Each Loan shall be a Eurodollar Loan or an Alternate Base Rate Loan.

                 "Loan Documents" shall mean this Agreement (including the Schedules, Exhibits and amendments thereto), the Notes, the Fee Letters and all other documents delivered to the Agent or any Bank in connection herewith.

                 "Margin Stock" shall have the meaning given such term under Regulation U.

                 "Maturity Date" shall mean December 11, 2000.

                 "Merger" shall mean the merger of the Merger Subsidiary with and into NCS, with NCS as the surviving entity, pursuant to the Merger Agreement.

                 "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of November 8, 1995 by and among the Borrower, Merger Subsidiary and NCS, together with all schedules and exhibits thereto.

                 "Merger Date" shall mean the date on which the Merger occurs pursuant to the Merger Agreement.

                 "Merger Subsidiary" shall mean Shamrock Acquisition Corp, a wholly-owned subsidiary of the Borrower.

                 "Moody's" shall mean Moody's Investors Service, Inc. and its successors.

                 "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                 "NCS" shall mean National Convenience Stores Incorporated, a Delaware corporation.

                 "NCS Credit Facilities" shall mean (i) Revolving Credit Agreement dated as of March 9, 1993, between NCS, its subsidiaries signatory thereto, the financial institutions signatory thereto and NationsBank of Texas, N.A., as agent, as amended, and (ii) Second Amended and Restated Credit Agreement dated as of March 9, 1993, between NCS, NationsBank of Texas, N.A., as agent and the other financial institutions signatory thereto, as amended.

                 "NCS Guaranty Date" shall mean the date upon which NCS and such of the NCS Subsidiaries as have either $20,000,000 in assets or $20,000,000 in revenues as of the end of the most recently completed fiscal year become Guarantors hereunder.

                 "NCS Mortgages" shall mean those certain mortgage notes secured by Deed of Trust liens on certain real property of NCS Subsidiaries, bearing interest at a fixed rate of 9.5%, increasing to 11% in 2001 and to 12% in 2002, payable in quarterly installments and maturing on September 30, 2003 and any renewals, extensions, restatements, or reamortizations thereof.

                 "NCS Subsidiaries" shall mean, with respect to NCS, all corporations, associations, or other business entities, the accounts of which are consolidated with NCS in accordance with generally accepted accounting principles.

                 "Note" shall mean a promissory note of the Borrower in the form of Exhibit B executed and delivered as provided in Section 2.04.

                 "Obligations" shall have the meaning assigned to such term in
Article IX.

                 "Offer to Purchase" shall mean the Offer to Purchase, dated November 14, 1995, of the Borrower with respect to the Acquisition.

                 "Other Commitments" shall mean, at any time, the "Commitments" then in effect under, and as defined in, the Other Credit Agreements.

                 "Other Credit Agreements" shall mean Existing Credit Agreement I and Existing Credit Agreement II, respectively.

                 "Other Loans" shall mean, at any time, the "Loans" then outstanding under, and as defined in, the Other Credit Agreements.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor thereto.

                 "Periodic Interest Coverage Ratio" shall mean, as of any date, the Interest Coverage Ratio for the 12-month period (treated as one period) ending on the last day of the month immediately preceding such date.

                 "Permitted Investments" shall mean (i) direct obligations of the United States government or any agency thereof, or obligations guaranteed by the United States government or any agency thereof, and which mature within one year from the date of acquisition thereof, (ii) certificates of deposit, bankers' acceptances or time deposits, in each case having a final maturity of one year or less of any of the Banks or of any other commercial bank having a capital and surplus in excess of $500,000,000 and whose long-term debt obligations have a rating of at least A by Standard & Poor's Corporation or Moody's Investors Service, Inc., respectively, or (iii) prime commercial paper maturing or redeemable at the option of the holder thereof within six months of the acquisition thereof and having a rating of at least A1 or P1 by Standard & Poor's Corporation or Moody's Investors Service, Inc., respectively.

                 "Permitted Liens" shall mean liens permitted to be incurred by the Borrower or a Subsidiary in accordance with Section 6.02.

                 "Person" or "person" shall mean and include any natural person, company, partnership, joint venture, corporation, business trust, unincorporated organization or government or any department or agency thereof.

                 "Plan" shall mean any pension plan (other than a Multiemployer
Plan) which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which is maintained for employees of the Borrower or any ERISA Affiliate.

                 "Preferred Stock" shall mean capital stock of the Borrower having a preference as to dividends or upon liquidation over the common stock of the Borrower.

                 "Pricing Period" shall have the meaning assigned to such term in Section 2.16(a).

                 "Refinancing" of a Loan shall mean a refinancing of such Loan pursuant to Section 2.02(e).

                 "Register" shall have the meaning given such term in Section 10.03(d).

                 "Regulation D" shall mean Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                 "Regulation G " shall mean Regulation G of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                 "Regulation T" shall mean Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                 "Regulation U" shall mean Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                 "Regulation X" shall mean Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                 "Reportable Event" shall mean any Reportable Event within the meaning of Section 4043(b) of ERISA and the regulations issued thereunder with respect to a Plan.

                 "Required Banks" shall mean, at any time, Banks having Commitments representing 66-2/3% of the total Commitments or, if the Commitments have terminated, Banks holding Loans representing at least 66-2/3% of the aggregate principal amount of the Loans at the time outstanding.

                 "Responsible Officer" shall mean any executive officer, or Financial Officer, of the Borrower and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect to this Agreement.

                 "Restricted Payment" shall have the meaning assigned to such term in Section 6.06.

                 "S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

                 "Senior Debt Documents" means Existing Credit Agreement I, Existing Credit Agreement II and the Brazos Guarantees.

                 "Short-term Debt" shall mean any obligation for borrowed money (and any notes payable, drafts accepted and standby letters of credit representing extensions of credit whether or not representing obligations for borrowed money), excluding Intercompany Loans, payable on demand or within a period of one year from the date of the creation thereof; provided, however, that any such obligation shall be treated as Funded Debt (and not Short-term
Debt) regardless of its term, if such obligation is renewable (at the option of the borrower) pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement.

                 "Subordinated Indebtedness" shall mean Indebtedness of the Borrower, no part of the principal amount of which matures, and with respect to which payment shall not have been provided for, on or before the final maturity of the Notes, whether by the operation of a sinking fund, redemption or otherwise, and the payment of the principal of and interest on which is fully subordinated to the prior payment in full of principal of and interest on the Obligations in a manner satisfactory to the Required Banks.

                 "Subsidiaries" shall mean, with respect to the Borrower, all corporations, associations, or other business entities the accounts of which are consolidated in the financial statements of the Borrower in accordance with generally accepted accounting principles. From and after the Borrower's purchase of NCS stock on the Initial Funding Date, NCS and its subsidiaries named on the Disclosure Schedule to the Merger Agreement shall be considered to be Subsidiaries of the Borrower for purposes of this Agreement.

                 "Tender Offer Documents" shall mean the Offer to Purchase, the
Schedule 14D-1 filed by the Borrower and all amendments and exhibits thereto and related documents filed by the Borrower with the Securities and Exchange Commission or distributed to the stockholders of NCS.

                 "Total Funded Debt Ratio" shall mean, at any time, with respect to the Borrower and the Subsidiaries on a consolidated basis, the ratio of (a) the sum of (i) Funded Debt at such time and (ii) Subordinated Indebtedness at such time to (b) the sum of (i) Funded Debt at such time, (ii) Subordinated Indebtedness at such time and (iii) Consolidated Net Worth at such time.

                 "Type", when used in respect of any Loan or Borrowing shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the LIBO Rate and the Alternate Base Rate.

                 "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given it under generally accepted accounting principles in effect from time to time in the United States; provided, however, that each reference in Article VI hereof, or in the definition of any term used in Article VI hereof, to generally accepted accounting principles shall mean generally accepted accounting principles as in effect in the United States on the date hereof.


ARTICLE II. THE LOANS

         Section 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank, severally and not jointly, agrees to make Loans to the Borrower, at any time and from time to time on or after the date hereof and until the earlier of the Maturity Date and the termination of the Commitment of such Bank in accordance with the terms hereof, in an aggregate principal amount at any one time outstanding not to exceed such Bank's Commitment, subject, however, to the conditions that (a) at no time shall the outstanding aggregate principal amount of all Loans made by all Banks exceed the total Commitments and (b) at all times the outstanding aggregate principal amount of all Loans made by each Bank shall equal the product of (i) the percentage which its Commitment represents of the total Commitments times (ii) the outstanding aggregate principal amount of all Loans required to be made pursuant to Section 2.03. Each Bank's Commitment is set forth on Schedule III opposite its respective name. Such Commitments may be terminated or reduced pursuant to Section 2.07. Within the foregoing limits, the Borrower may borrow, repay and reborrow, on or after the Initial Funding Date and prior to the Maturity Date, all or any portion of the Commitments, subject to the terms, provisions and limitations set forth herein.

         Section 2.02  Loans.

                 (a) The Loans made by the Banks on any date shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than the lesser of (i) $10,000,000 or (ii) the total Commitments then available. Loans shall be made ratably by the Banks in accordance with their respective Commitments; provided however, that the failure of any Bank to make any portion of any Loan shall not in itself relieve any other Bank of its obligation to lend hereunder (it being understood, however, that no Bank shall be responsible for the failure of any other Bank to make any Loan required to be made by such other Bank).

                 (b) Each Borrowing shall be comprised entirely of Eurodollar Loans or Alternate Base Rate Loans, as the Borrower may request pursuant to Section 2.03. Each Bank may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Bank to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and the applicable Note. Borrowings of more than one Type may be outstanding at the same time; provided however, that, after giving effect to any Loans or refinancings thereof, there may not be more than five (5) different Interest Periods in effect.

                 (c) Subject to paragraph (e) below, each Bank shall make a Loan in the amount of its pro rata portion, as determined under Section 2.13, of each borrowing hereunder on the proposed date thereof by paying the amount required to the Agent at the Agent's Payment Office, by wire transfer in immediately available funds not later than 11:00 a.m. (San Francisco, California time), and the Agent will then make the proceeds of such Loans available to the Borrower by wire transfer in accordance with written instructions provided to the Agent by the Borrower of like funds as received by the Agent, or, if Loans are not made on such date because any condition precedent to a borrowing herein specified shall not have been met, or for any other reason, return the amounts so received to the respective Banks. Loans shall be made by the Banks pro rata in accordance with Section 2.13. Unless the Agent shall have received notice from a Bank prior to the date of any borrowing hereunder that such Bank will not make available to the Agent such Bank's portion of such borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such borrowing in accordance with this paragraph (c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have made such portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans made as part of such borrowing, and (ii) in the case of such Bank, the Federal Funds Rate. Such repayment shall be made
(i) in the case of any proposed Alternate Base Rate Loan or in the case of any Bank, forthwith upon demand, and (ii) in the case of the Borrower (other than with respect to any proposed Alternate Base Rate Loan), not later than the earlier of (x) the last day of the Interest Period applicable to such proposed Loan and (y) 30 days after the Agent has made such corresponding amount available to the Borrower. If such Bank shall repay to the Agent such corresponding amount, such amount shall constitute such Bank's Loan as part of such borrowing hereunder for purposes of this Agreement.

                 (d) Notwithstanding any other provision of this Agreement, (i) the Borrower shall not be entitled to request any Loan if the Interest Period requested with respect thereto would end after the Maturity Date and (ii) no Interest Period applicable to a Loan or portion thereof shall extend beyond any date on which is due any scheduled reduction in the Commitments pursuant to Section 2.07(b) unless, after giving effect to such Loan, the aggregate principal amount of Eurodollar Loans having Interest Periods that will expire after such date does not exceed the amount of Loans to be available hereunder immediately after giving effect to such scheduled reduction.

                 (e) The Borrower may refinance all or any part of any Loan with a Loan of the same or a different Type made pursuant to Section 2.03, subject to the conditions and limitations set forth in this Agreement. Any Loan or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with Section 2.04 or 2.09, as applicable, with the proceeds of a new Loan, and the proceeds of the new Loan being advanced by any Bank, to the extent they do not exceed the principal amount of the Loan of such Bank being refinanced, shall not be paid by such Bank to the Agent or by the Agent to the Borrower pursuant to paragraph (c) above.

         Section 2.03 Borrowing Procedure. In order to request a Borrowing, the Borrower shall hand deliver, telex or telecopy to the Agent a Borrowing Request in the form of Exhibit A (a) in the case of a Eurodollar Borrowing, not later than 9:00 a.m., San Francisco, California time, three Business Days before a proposed Borrowing, and (b) in the case of an Alternate Base Rate Borrowing, not later than 9:00 a.m., San Francisco, California time, one Business Day before a proposed Borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an Alternate Base Rate Borrowing; (ii) the date of such Borrowing (which shall be a Business
Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an Alternate Base Rate Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.
If the Borrower shall not have given notice in accordance with this Section
2.03 of its election to refinance a Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an Alternate Base Rate Borrowing. The Agent shall promptly advise the Banks of any notice given pursuant to this Section 2.03 and of each Bank's portion of the requested Borrowing.

         Section 2.04 Notes; Repayment of Loans. The Loans made by each Bank shall be evidenced by a single Note duly executed on behalf of the Borrower, dated the Closing Date, in substantially the form attached hereto as Exhibit B with the blanks appropriately filled, payable to the order of such Bank in a principal amount equal to the Commitment of such Bank. The outstanding principal balance of each Loan, as evidenced by the relevant Note, shall be payable on the last day of the Interest Period applicable to such Loan, unless refinanced in accordance with
Section 2.02(e), and on the Maturity Date. Each Note shall bear interest from the date thereof on the principal balance thereof as set forth in Section 2.05. Each Bank shall, and is hereby authorized by the Borrower to, endorse on the schedule attached to the relevant Note held by such Bank (or on a continuation of such schedule attached to each such Note and made a part thereof), or otherwise to record in such Bank's internal records, an appropriate notation evidencing the date and amount of each Loan of such Bank, each payment or prepayment of principal of any Loan and the other information provided for on such schedule; provided, however, that the failure of any Bank to make such a notation or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Bank in accordance with the terms of the relevant Note.

         Section 2.05  Interest on Loans.

                 (a) Subject to the provisions of Section 2.08, Alternate Base Rate Loans shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) equal to the Alternate Base Rate. Interest on each Alternate Base Rate Loan shall be payable on each applicable Interest Payment Date. The Alternate Base Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error. The Agent shall promptly advise the Borrower and each Bank of such determination.

                 (b) Subject to the provisions of Sections 2.08 and 2.10, Eurodollar Loans shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the LIBO Rate for the Interest Period in effect for such Loan plus, for each day such Eurodollar Loan is outstanding, a rate per annum equal to (i) 0.300% per annum, if such day falls within a Level I Pricing Period, (ii) 0.375% per annum, if such day falls within a Level II Pricing Period, (iii) 0.425% per annum, if such day falls within a Level III Pricing Period, (iv) 0.475% per annum, if such day falls within a Level IV Pricing Period, or (v) 0.750% per annum, if such day falls within a Level V Pricing Period. Interest on each Eurodollar Loan shall be payable on each applicable Interest Payment Date. The LIBO Rate shall be determined by the Agent and such determination shall be conclusive absent manifest error. The Agent shall promptly advise the Borrower and each Bank of such determination.

         Section 2.06  Fees.

                 (a) The Borrower shall pay the Arranger, for its own account, in immediately available funds, an arrangement fee (the "Arrangement Fee") at the time and in the amount agreed upon in the letter agreement (the "Fee Letter") dated as of November 3, 1995.

                 (b) The Borrower shall pay the Agent, for its own account, in immediately available funds, an agency fee (the "Agency Fee") at the times and in the amounts agreed upon in the Fee Letter.

                 (c) The Borrower agrees to pay to each Bank, through the Agent, on each March 31, June 30, September 30 and December 31 and on the date on which the Commitment of such Bank shall be terminated as provided herein, a commitment fee (a "Commitment Fee") for each day during the period from and including the Closing Date to and including the date on which the Commitment of such Bank is terminated, at a rate per annum equal to (i) 0.100% per annum, if such day falls within a Level I Pricing Period, (ii) 0.125% per annum, if such day falls within a Level II Pricing Period, (iii) 0.140% per annum, if such day falls within a Level III Pricing Period, (iv) 0.175% per annum, if such day falls within a Level IV Pricing Period, or (v) 0.250% per annum, if such day falls within a Level V Pricing Period, in each case on the average daily unused amount of the Commitment of such Bank during the preceding quarter (or shorter period commencing on the Closing Date or ending with the Maturity Date or any date on which the Commitment of such Bank shall be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Bank shall commence to accrue on the Closing Date and shall cease to accrue on the earlier of the Maturity Date and the termination of the Commitment of such Bank as provided herein.

                 (d) Once paid, none of the Arrangement Fee, the Agency Fee or the Commitment Fees shall be refundable under any circumstances whatsoever.

         Section 2.07  Termination and Reduction of Commitments.

                 (a) The Commitment of each Bank shall be automatically terminated on the Maturity Date.

                 (b) The Commitment of each Bank shall be automatically reduced on each of the dates set forth in this Section 2.07(b) (the "Commitment Reduction Dates"), each such reduction to be equal in amount. Each such reduction shall be in an amount equal to twenty-five percent (25%) of such Bank's Commitment Base Amount (as herein defined). As used in this Section 2.07(b) "Commitment Base Amount" means the dollar amount of a

Bank's Commitment in effect on June 11, 1999. The Commitment Reduction Dates are June 11, 1999, December 11, 1999, June 11, 2000 and December 11, 2000.

                 (c) Upon at least three Business Days' prior irrevocable written or telex notice or telephonic notice (promptly confirmed in writing) to the Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that no termination or reduction of the Commitments shall be permitted if, after giving effect thereto, the aggregate principal amount of Loans outstanding would exceed the total Commitments. Each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and a minimum principal amount of $10,000,000.

                 (d) Each reduction in the aggregate Commitments pursuant to paragraph (b) or (c) above shall be made ratably among the Banks in accordance with their respective Commitments. Simultaneously with any termination or reduction of the Commitments pursuant to this Section 2.07, the Borrower shall pay to the Agent for the account of the Banks the Commitment Fees on the amount of the Commitments so terminated or reduced accrued through the date of such termination or reduction.

         Section 2.08  Interest on Overdue Amounts; Alternative Rate of
Interest.

                 (a) If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, the Borrower shall on demand from time to time from the Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) equal to the Alternate Base Rate plus 2%.

                 (b) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing, the Agent shall have determined that dollar deposits in the amount of the requested principal amounts of the Eurodollar Loans comprising such Borrowing are not generally available in the London interbank market, or that reasonable means do not exist for ascertaining the LIBO Rate or that the rate at which dollar deposits are being offered will not adequately and fairly reflect the cost to the Required Banks of making or maintaining their Eurodollar Loans during such Interest Period, the Agent shall, as soon as practicable thereafter, give written or telex notice of such determination to the Borrower and the Banks. In the event of any such determination, until the Agent shall have advised the Borrower and the Banks that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 shall be deemed to be a request for an

Alternate Base Rate Borrowing. Each determination by the Agent hereunder shall be conclusive absent manifest error.

         Section 2.09  Prepayment of Loans.

                 (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, upon giving at least three Business Days' prior written or telex notice (or telephonic notice, which shall be promptly confirmed in writing) to the Agent; provided, however, that each such partial prepayment shall be in an amount which is an integral multiple of $1,000,000. Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein.

                 (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.07(b) or 2.07(c), the Borrower shall pay or prepay so much of the Borrowings as shall be necessary in order that the aggregate principal amount of the Loans outstanding following such prepayment will not exceed the total Commitments after giving effect to such termination or reduction.

                 (c) All prepayments under this Section 2.09 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment. All prepayments under this Section 2.09 shall be subject to Section 2.12.

         Section 2.10  Reserve Requirements; Change in Circumstances.

                 (a) Notwithstanding any other provision herein, if after the Closing Date, the introduction of any new law or any change in applicable law, regulation or guideline or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Bank of the principal of or interest on any Eurodollar Loan made by such Bank or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit or credit commitments extended by, such Bank (other than any reserve requirement which is reflected in the LIBO Rate) or shall impose on such Bank or the London interbank market any other condition affecting this Agreement, or Eurodollar Loans made by such Bank, and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Bank hereunder or under the Notes (whether of principal, interest or otherwise) by an amount deemed by such Bank to be material, then the Borrower will pay to such Bank such additional amount or amounts as will compensate such Bank for such additional costs incurred or reduction suffered. Such payment shall be made by the Borrower to such Bank within 10 days after receipt by the Borrower of a certificate of such Bank stating the change which has occurred or the reserve requirements or other conditions which have been imposed on such Bank, the amount of such additional costs or reduction and the way in which such amount has been calculated provided, however, that, in the case of any change relating to Eurodollar Loans, such Bank shall use good faith reasonable efforts to specify a new lending office with respect to such Eurodollar Loans with a view to mitigating the consequences of such an occurrence (provided that such specification need not be made if it would result in any additional costs, expenses or risks to such Bank that are not reimbursed by the Borrower pursuant hereto or be in any other respect prejudicial to such Bank). A certificate delivered by a Bank to the Borrower pursuant to this paragraph shall be conclusive absent manifest error.

                 (b) If any Bank shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Bank Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the Closing Date of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or any change in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any lending office of such Bank) or any Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company as a consequence of this Agreement or the Loans made by such Bank pursuant hereto to a level below that which such Bank or such Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then, from time to time, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank's holding company for such reduction. Such payment by the Borrower to such Bank shall be made within 10 days after receipt by the Borrower of a certificate of such Bank setting forth such amount or amounts, together with a description of the manner in which such amounts have been calculated. A certificate delivered by a Bank to the Borrower pursuant to this paragraph shall be conclusive absent manifest error.

                 (c) Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any Interest Period shall not constitute a waiver of such Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital in such Interest Period or in any other Interest Period. The protection of this Section 2.10 shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation, guideline or other change or condition which shall have occurred or been imposed.

         Section 2.11  Change in Legality.

                 (a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof or any new law, regulation or interpretation by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Agent, such Bank may:

                      (i) declare that Eurodollar Loans will not thereafter be made by such Bank hereunder, whereupon any request by the Borrower for Eurodollar Loans shall, as to such Bank only, be deemed a request for an Alternate Base Rate Loan until such declaration is subsequently withdrawn; and

                      (ii) require that all outstanding Eurodollar Loans made by it be converted to Alternate Base Rate Loans, in which event
         (A) all such Eurodollar Loans shall be automatically converted to Alternate Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below and (B) all payments and prepayments of principal which would otherwise have been applied to repay the converted Eurodollar Loans shall instead be applied to repay the Alternate Base Rate Loans resulting from the conversion of such Eurodollar Loans.

                 (b) For purposes of Section 2.11(a), a notice to the Borrower by any Bank shall be effective, if lawful, on the last day of the then-current Interest Period; in all other cases, such notice shall be effective on the date of receipt by the Borrower.

                 (c) Each Bank shall use good faith reasonable efforts to specify a new lending office for Eurodollar Loans of such Bank with a view to effecting compliance with the law, regulation or interpretation referred to in
Section 2.11(a); provided, however, that such specification need not be made if it would result in any additional costs, expenses or risks to such Bank that are not reimbursed by the Borrower pursuant hereto or be in any other respect prejudicial to such Bank.

         Section 2.12 Indemnity. The Borrower shall indemnify each Bank against any reasonable loss or expense which such Bank may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV (other than, in the case of a refinancing, a failure to fulfill the condition set forth in Section 4.01(b)), (b) any failure by the Borrower to borrow or to refinance any Loan hereunder after irrevocable notice of such borrowing or refinancing pursuant to Section 2.03 has been given (or is deemed to have been given), (c) any payment or prepayment of a Eurodollar Loan required by any other provision of this Agreement or otherwise made on a date other than the last day of the applicable Interest Period, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise), or (e) the occurrence of any Event of Default, in each case including, but not limited to, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include, without limitation, an amount equal to the excess, if any, as reasonably determined by such Bank of (i) its cost of obtaining the funds for the Loan being paid, prepaid or not borrowed or refinanced (based on the LIBO Rate applicable thereto) for the period from the date of such payment, prepayment or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Bank) that would be realized by such Bank in reemploying the funds so paid, prepaid or not borrowed or refinanced for such period or Interest Period, as the case may be. A certificate of any Bank setting forth any amount or amounts which such Bank is entitled to receive pursuant to this Section 2.12 shall be delivered to the Borrower and shall be conclusive absent manifest error.

         Section 2.13 Pro Rata Treatment. Except as required under Section 2.11, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on Loans, each payment of the Commitment Fees, each reduction of the Commitments and each refinancing of Loans with Loans of any Type shall be allocated pro rata among the Banks in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Bank agrees that in computing such Bank's portion of any Borrowing to be made hereunder, the Agent may, in its discretion, round each Bank's percentage of such Borrowing, computed in accordance with Section 2.01, to the next higher or lower whole dollar amount.

         Section 2.14 Sharing of Setoffs. Each Bank agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, including, but not limited to, a secured claim under
Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of the Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Bank, it shall be deemed to have simultaneously purchased from such other Bank at face value, and shall promptly pay to such other Bank the purchase price for, a participation in the Loans of such other Bank, so that the aggregate unpaid principal amount of the Loans shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Bank as fully as if such Bank had made a Loan directly to the Borrower in the amount of such participation.

         Section 2.15  Payments.

                 (a) The Borrower shall make each payment (including principal of or interest on any Loan or any Fees or other amounts) hereunder and under any other Loan Document not later than 11:00 a.m., San Francisco time, on the date when due in dollars to the Agent at the Agent's Payment Office, in immediately available funds.

                 (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day (except as provided in the definition of Interest Period with regard to Eurodollar Loans), and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

         Section 2.16  Pricing Periods.

                 (a) Subject to paragraph (b) below, "Level I Pricing Period" shall mean any period during which Index Debt shall be rated A- or better by S&P and A3 or better by Moody's; "Level II Pricing Period" shall mean any period during which Index Debt shall be rated (i) BBB+ or better by S&P and Baa1 by Moody's or (ii) BBB+ by S&P and Baa1 or better by Moody's; "Level III Pricing Period" shall mean any period during which Index Debt shall be rated (i) BBB or better by S&P and Baa2 by Moody's or (ii) BBB by S&P and Baa2 or better by Moody's; "Level IV Pricing Period" shall mean any period during which Index Debt shall be rated (i) BBB- or better by S&P and Baa3 by Moody's or (ii) BBB- by S&P and Baa3 or better by Moody's; and "Level V Pricing Period" shall mean any period that is not a Level I Pricing Period, a Level II Pricing Period, a Level III Pricing Period or a Level IV Pricing Period, including any period during which Index Debt shall be unrated by either S&P or Moody's. "Pricing Period" shall mean a Level I Pricing Period, a Level II Pricing Period, a Level III Pricing Period, a Level IV Pricing Period or a Level V Pricing Period.

                 (b) For purposes of the foregoing definitions, if any rating for Index Debt established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective, for purposes of the preceding paragraph (a), as of the date on which it is first announced by the applicable rating agency. If the rating system of Moody's or S&P shall change, (i) the Borrower and the Banks shall negotiate in good faith to amend the reference to the affected rating in the preceding paragraph (a) to reflect such changed rating system and
(ii) until the effectiveness of such amendment, the applicable Pricing Period shall be determined solely by reference to the unaffected rating (if any) of Index Debt.


ARTICLE III. REPRESENTATIONS AND WARRANTIES

         The Borrower and each of the Guarantors represent and warrant to each of the Banks that (provided that the representations of each Guarantor shall be limited to matters relating to the Borrower or such Guarantor):

         Section 3.01  Organization, Corporate Powers.

                 (a) The Borrower and each of the Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they are incorporated, have the requisite corporate power and authority to own their property and assets and to carry on their business as now conducted and are qualified to do business in every jurisdiction where the nature of the business conducted or the property owned or leased by them requires such qualification, except where the failure so to qualify would not have a material adverse effect on the condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole. The Borrower has the corporate power to execute, deliver and perform its obligations under this Agreement and the other Loan Documents and to borrow hereunder. Each Guarantor has the corporate power to execute, deliver and perform its obligations under this Agreement.

                 (b) The Borrower and each of the Subsidiaries have obtained and maintain all licenses, permits, franchises, patents, copyrights, trademarks, trade names, consents and approvals necessary to own their property and assets and to carry on their business as now conducted, except where the failure to do so would not have a material adverse effect on the condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole.

         Section 3.02 Authorization. The execution, delivery and performance by the Borrower and the Guarantors of this Agreement, the borrowings hereunder by the Borrower and the execution and delivery of the other Loan Documents by the Borrower (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation or the certificate or articles of incorporation or other constitutive documents or the by-laws or regulations of the Borrower or any Subsidiary, (B) any order of any court, or any rule, regulation or order of any other agency of government binding upon the Borrower or any Subsidiary or (C) any provisions of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party, or by which the Borrower or any Subsidiary or any of their properties or assets are or may be bound, in a manner which would be material to the Borrower and the Subsidiaries taken as a whole, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in (b)(i)(C) above, in a manner which would be material to the Borrower and the Subsidiaries taken as a whole, or
(iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever (other than in favor of the Agent for the benefit of the Banks as contemplated by this Agreement) upon any property or assets of the Borrower or any Subsidiary.

         Section 3.03 Governmental Approval. No registration with or consent or approval of, or other action by, any Federal, state or other governmental agency, authority or regulatory body is or will be required in connection with the execution, delivery and performance of this Agreement by the Borrower, any Guarantor or any Subsidiary, the execution and delivery of the other Loan Documents by the Borrower, or the borrowings hereunder by the Borrower.

         Section 3.04 Enforceability. This Agreement has been duly executed and delivered by the Borrower and each Guarantor and constitutes, and each other Loan Document has been duly executed and delivered by the Borrower and constitutes, legal, valid and binding obligations of the Borrower and the Guarantors, as applicable, in each case enforceable in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally and to general principles of equity).

         Section 3.05 Financial Statements. The Borrower has heretofore furnished to the Banks its consolidated balance sheet and statement of operations and cash flow as of and for the fiscal year ended December 31, 1994, audited by and accompanied by the opinion of Price Waterhouse, independent public accountants. Such financial statements present fairly the financial condition and results of operations of the Borrower and its Subsidiaries as of such date and for such period. Such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. The Borrower has also furnished to the Banks pro forma financial projections for the three-year period following the Acquisition (the "Projections"). The Projections which were prepared by Borrower were prepared in good faith based upon assumptions which Borrower deemed reasonable and appropriate at the time the Projections were prepared; and nothing has come to Borrower's attention which has caused, or could reasonably be expected to cause, the assumptions to be inappropriate or unreasonable in any material respect.

         Section 3.06 No Material Adverse Change. There has been no material adverse change in the businesses, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, since December 31, 1994.

         Section 3.07  Title to Properties; Possession Under Lease.

                 (a) The Borrower and the Subsidiaries have good and indefeasible title to (or valid leasehold interests in) all their real properties and assets, and good and marketable title to (or valid leasehold interests in) all their other properties and assets, except in each case for such properties as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for minor defects in title that do not interfere with the ability of the Borrower or any Subsidiary to conduct their businesses as now conducted. All such assets and properties are free and clear of all mortgages, pledges, liens, charges, security interests and other encumbrances other than Permitted Liens.

                 (b) The Borrower and the Subsidiaries have complied with all material obligations under all material leases to which any of them is a party and under which any of them is in occupancy, and all such leases are in full force and effect. The Borrower and the Subsidiaries enjoy peaceful and undisturbed possession under all such leases.

         Section 3.08  Litigation; Compliance with Laws.

                 (a) Except as discussed in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, there are not any actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority now pending or, to the knowledge of the Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary or the businesses, assets or rights of the Borrower or any Subsidiary (i) which involve this Agreement, any other Loan Document or any of the transactions contemplated hereby or (ii) as to which there is a significant possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, materially impair the ability of the Borrower or any

Subsidiary to conduct business substantially as now conducted, or materially and adversely affect the businesses, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, or impair the validity or enforceability of or the ability of the Borrower, any Guarantor or any Subsidiary to perform its obligations under this Agreement or any other Loan Document.

                 (b) Neither the Borrower nor any Subsidiary is in violation of any law, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or governmental agency or instrumentality, where such violation or default could have a materially adverse effect on the businesses, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole.

         Section 3.09  Agreements.

                 (a) Except as set forth in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any corporate restriction that has resulted in or could reasonably be expected to have a material and adverse effect on the business, properties, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole.

                 (b) Neither the Borrower nor any Subsidiary is in default with respect to any agreement or instrument in any manner that would materially and adversely affect the business, properties, assets, operations or condition, financial or otherwise, or the Borrower and the Subsidiaries taken as a whole.

         Section 3.10  Federal Reserve Regulations.

                 (a) Neither of the Borrower, nor any of its Subsidiaries is engaged principally, or as of one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

                 (b) No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations of the Board, including, without limitation, Regulation G, T, U or X thereof.

                 (c) Neither the Borrower nor any of its Subsidiaries holds any Margin Stock unless not more than 25% of the value of the assets of the Borrower and its Subsidiaries subject to Section 6.02 and Section 6.04 is represented by assets consisting of Margin Stock.

                 (d) The making of the Loans hereunder, and the use of the proceeds thereof, will not violate or be inconsistent with any of the provisions of Regulation G, T, U or X.

                 (e) The Borrower shall not, directly or indirectly, use any portion of the Loan proceeds (1) knowingly to purchase Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Borrower or any affiliate of the Borrower. The Arranger is or may be a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

         Section 3.11 Taxes. The Borrower and each Subsidiary has filed or caused to be filed all Federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments, the validity of which the Borrower or such Subsidiary is contesting in good faith by appropriate proceedings, and with respect to which the Borrower or such Subsidiary shall, to the extent required by generally accepted accounting principles applied on a consistent basis, have set aside on its books adequate reserves.

         Section 3.12 Employee Benefit Plans. The Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder which are applicable to the Borrower or any Subsidiary where the failure so to comply might reasonably be expected to impair materially the right of the Borrower and the Subsidiaries, taken as a whole, to carry on business as now being conducted or to affect materially and adversely the financial condition of the Borrower and the Subsidiaries taken as a whole. No Reportable Event has occurred with respect to any Plan as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all benefit liabilities under each Plan maintained by the Borrower or an ERISA Affiliate (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by a material amount the value of the assets of such Plan. Neither the Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability that might reasonably be expected to affect materially and adversely the financial condition of the Borrower and the Subsidiaries taken as a whole. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA where such reorganization or termination through increases in the contributions required to be made to such Plan or otherwise, might reasonably be expected to affect materially and adversely the financial condition of the Borrower and the Subsidiaries taken as a whole.

         Section 3.13 No Material Misstatements. No information, report, financial statement, exhibit or schedule prepared by or at the direction of the Borrower or any Subsidiary and furnished by or on behalf of the Borrower or any Subsidiary to the Agent or any Bank in connection with this Agreement or any other Loan Document or included herein or therein or delivered pursuant hereto or thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         Section 3.14 Investment Company Act and Public Utility Holding Company Act. The Borrower is neither an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 nor a "holding company" within the meaning of the Public Utility Holding Company Act of 1935.

         Section 3.15 Identity and Capital Stock of Subsidiaries. Each Subsidiary which, as at December 31, 1994, had total assets exceeding $20,000,000, or which, for the year ended December 31, 1994, had revenues exceeding $20,000,000, is a Guarantor, other than D-S Venture Company, L.L.C., a Delaware limited liability company, over ninety-eight percent (98%) of the assets of which on that date consisted of its limited partnership interest in Diamond Shamrock Refining Company, L.P. Schedule II sets forth as to each Subsidiary as of the Closing Date the authorized capital stock of such Subsidiary, the number of shares of each class of such capital stock issued and outstanding and held in treasury and the record and beneficial owners of all such issued and outstanding shares. Except as set forth on Schedule II, all the issued and outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid and nonassessable and there are no options, warrants, calls, conversion or exchange rights, commitments or agreements of any character obligating any Subsidiary to issue, deliver or sell additional shares of its capital stock of any class or any securities convertible into or exchangeable for any such capital stock.

         Section 3.16 Acquisition. At the time of their dissemination to the public, the Tender Offer Documents and any amendments or supplements thereto and all other documents required to be filed by the Borrower or any of its Subsidiaries pursuant to the Securities Exchange Act of 1934, as amended, in connection with the Tender Offer Documents and the Offer to Purchase, to the best of Borrower's knowledge, insofar as such materials contain information and statements pertaining to Borrower and its Subsidiaries, do not (and nothing has come to Borrower's attention that would lead it to believe, insofar as such materials contain information and statements pertaining to NCS and its subsidiaries, that such materials do) contain any untrue statements of material fact or omit to state any material fact necessary in order to make statements therein, in light of the circumstances under which they were made, not materially misleading.

         Section 3.17 Representations and Warranties in Merger Agreement. All representations and warranties set forth in Article V of the Merger Agreement are (and nothing has come to Borrower's attention that would lead it to believe that any of the representations and warranties set forth in Article IV of the Merger Agreement are not) true and correct in all material respects.


ARTICLE IV. CONDITIONS

         Section 4.01 All Borrowings. The obligations of the Banks to make each Loan hereunder (including each Refinancing of any Loan) shall be subject to the satisfaction of the following conditions precedent on the date of such borrowing:

                 (a) The Agent shall have received a notice of such Borrowing as required by Section 2.03.

                 (b)      The representations and warranties set forth in
Article III hereof (except, in the case of a Refinancing of a Borrowing with a new Borrowing that does not increase the aggregate principal amount of the Loans of any Bank outstanding, the representations set forth in Sections 3.06, 3.07, 3.08, 3.09, 3.13 and 3.15) shall be true and correct in all material respects on and as of the date of such borrowing with the same effect as though made on and as of such date.

                 (c) The Borrower and each Guarantor shall be in compliance with all the terms and provisions contained herein on its part to be observed or performed, and at the time of and immediately after giving effect to such borrowing no Event of Default shall have occurred and be continuing and no event which with notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing.

                 (d) Each Bank that shall not have previously received an appropriate Note shall have received a duly executed Note payable to its order and otherwise complying with the provisions of Section 2.04.

                 (e) The Agent shall have received a certificate, dated such date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of this Section 4.01.

                 (f) The Banks shall have received such other instruments and documents as they may have reasonably requested from the Borrower or any Guarantor in connection with the Loans to be made on such date.

                 (g) All legal matters incident to this Agreement, the Notes and the Loans to be made on such date shall be satisfactory from a legal point of view to Butler & Binion, L.L.P., counsel for the Agent.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

         Section 4.02 Initial Funding. In addition to the conditions set forth in Section 4.01 above, the obligation of each Bank to make its initial Loan hereunder shall be subject to the satisfaction of the following further conditions precedent:

                 (a) Each Bank shall have received a duly executed Note complying with the provisions of Section 2.04.

                 (b) The Agent shall have received a favorable written opinion of Timothy J. Fretthold, Senior Vice President and General Counsel of the Borrower, dated the Initial Funding Date and addressed to the Banks, to the effect set forth in Exhibit D hereto, and the Borrower hereby instructs such counsel to deliver such opinion to the Agent.

                 (c) All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory from a legal point of view to each Bank's counsel and to Butler & Binion, L.L.P., counsel for the Agent.

                 (d)      The Agent shall have received:

                      (i) a certificate of the Secretary or Assistant Secretary of the Borrower and each Guarantor dated the Closing Date and certifying (A) that attached thereto are true and complete copies of the certificate or articles of incorporation and by-laws, respectively, of the Borrower or such Guarantor, as the case may be, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower or such Guarantor, as the case may be, authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder (or of this Agreement, in the case of the Guarantors), and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower or such Guarantor, as the case may be;

                      (ii) a certificate of another Responsible Officer dated the Closing Date as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (i) above;

                    (iii) a certificate of incorporation and good standing, as of a recent date, as to the Borrower and each of the Guarantors, from their respective states of organization;

                      (iv) a certificate of a Responsible Officer, and such other evidence as the Agent may require, dated the Initial Funding Date, certifying that (A) the Merger Agreement and the Offer to Purchase are and remain in full force and effect, (B) all shareholder, governmental and other third party approvals, and all filings, registrations and other material actions, required for the consummation of the Acquisition have been obtained, made or taken, as applicable, and all applicable waiting periods, if any, have expired, without, in each case, any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of Acquisition, (C) none of the events or circumstances described in Annex I to the Merger Agreement has occurred or exists, (D) the shareholders of NCS have irrevocably tendered for purchase, and the Borrower has accepted for payment, pursuant to the terms of the Merger Agreement and the Offer to Purchase, (i) shares of common stock, par value $.01 per share, of NCS at a price not in excess of $27.00 per share and (ii) warrants ("Warrants") to purchase shares of NCS common stock issued pursuant to the Warrant Agreement dated as of March 9, 1993, between NCS and Boatmen's Trust Company, as Warrant Agent, at a price not in excess of $9.25 per Warrant, (E) upon funding of the initial Loans hereunder in accordance with the Borrower's notice of Borrowing with respect thereto, the Borrower will own, beneficially and of record, shares and warrants representing not less than 66-2/3% of the NCS common stock (on a fully-diluted basis), and (F) attached thereto are true and correct copies of all amendments to the Merger Agreement and Offer to Purchase, if any;

                      (v) a certificate of a Responsible Officer dated the Initial Funding Date certifying that (A) the Senior Debt Documents have been amended so that the covenants contained therein are not more restrictive than the covenants contained in this Credit Agreement, and
         (B) attached thereto
         are copies of the forms of the Second Amendment to each Senior Debt Document;

                      (vi) evidence that all Indebtedness of NCS under the NCS Credit Facilities shall have been (or shall simultaneously be) repaid and that the agent for the lenders under the NCS Credit Facilities shall have agreed to terminate and release all liens securing said Indebtedness; and

                    (vii) such other documents as the Banks or their counsel or Butler & Binion, L.L.P., counsel for the Agent, may reasonably request.

                 (e) The Agent shall have received a certificate, dated the Initial Funding Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

                 (f) The Agent shall have received all Fees and other amounts due and payable on or prior to the Initial Funding Date.

                 (g) The conditions set forth in this Section 4.02 shall have been satisfied not later than March 31, 1996.


ARTICLE V. AFFIRMATIVE COVENANTS

         The Borrower and each of the Guarantors covenants and agrees with each Bank (provided that such covenants and agreements by each Guarantor shall be limited to matters relating to the Borrower or such Guarantor) that, so long as this Agreement shall remain in effect or the principal of or interest on any Note, any Commitment Fee, the Arrangement Fee, any Agency Fee or any other expense or amount payable hereunder shall be unpaid, unless the Required Banks shall otherwise consent in writing, it will, and will cause each Subsidiary to:

         Section 5.01 Corporate Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted by Section 6.03.

         Section 5.02 Businesses and Properties. At all times do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses and permits (including those required under Environmental Laws) franchises, patents, copyrights, trademarks and trade names material to the conduct of the businesses of the Borrower and the Subsidiaries taken as a whole; defend all the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority; maintain and operate such businesses in a good and workmanlike manner; comply in all material respects with all laws and regulations (including, without limitation, Environmental Laws) applicable to the operation of such businesses whether now in effect or hereafter enacted and with all other applicable laws and regulations; take all action which may be required to obtain, preserve, renew and extend all licenses, permits and other authorizations which may be material to the operation of such businesses; and at all times maintain, preserve and protect all property material to the conduct of such businesses and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; provided, however, that nothing contained in this Section 5.02 shall prevent the Borrower or its Subsidiaries from ceasing or omitting to exercise any rights, licenses, permits or franchises which in the reasonable judgment of the Borrower or such Subsidiary can no longer be profitably exercised or prevent the Borrower or its Subsidiaries from selling, abandoning or otherwise disposing of any property, the retention of which in the reasonable judgment of the Borrower or such Subsidiary is inadvisable to the business of the Borrower or such Subsidiary, or prevent any liquidation of any Subsidiary of the Borrower, or any merger, consolidation or sale, permitted by the provisions of Article VI.

         Section 5.03 Insurance. (i) To the extent commercially practicable keep its insurable properties adequately insured at all times by financially sound and reputable insurers, (ii) maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses and (iii) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower or any Subsidiary, in such amount as the Borrower or such Subsidiary shall reasonably deem necessary.

         Section 5.04 Obligations and Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to liens or charges upon such properties or any part thereof; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or such Subsidiary shall, to the extent required by generally accepted accounting principles applied on a consistent basis, have set aside on its books adequate reserves with respect thereto.

         Section 5.05 Financial Statements; Reports, etc. Furnish to each of the Banks:

                 (a) within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet and a consolidated statement of operations of the Borrower and the Subsidiaries showing the financial condition of the Borrower and the Subsidiaries as of the close of such fiscal year and the results of their operations during such year and a consolidated statement of cash flows for such fiscal year, all the foregoing consolidated financial statements to be audited by Price Waterhouse or other independent accountants of nationally recognized standing, such audit report to be in form reasonably acceptable to the Required Banks;

                 (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, an unaudited consolidated balance sheet, a consolidated statement of operations and a consolidated statement of cash flows showing the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis as of the end of each such quarter and for the then elapsed portion of the fiscal year, certified by a Financial Officer of the Borrower as presenting fairly the financial position and results of operations of the Borrower and the Subsidiaries and as having been prepared in accordance with generally accepted accounting principles consistently applied (except that such financial statements may omit footnotes and be condensed in accordance with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission as in effect on the Closing Date and except for such changes therein as are concluded as preferable by the independent accountants for the Borrower), in each case subject to normal year-end audit adjustments;

                 (c) promptly after the same become publicly available, copies of all annual, periodic and other reports, and all proxy statements and other information, filed by the Borrower with the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934 or filed with any national securities exchange or distributed to the Borrower's shareholders;

                 (d) concurrently with (a) and (b), a certificate of the firm or person referred to therein (which certificate furnished by the independent accountants referred to in paragraph (a) above may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that to the best of its or his knowledge no Event of Default or event which with notice or lapse of time or both would constitute such an Event of Default has occurred or if such an Event of Default or event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

                 (e) concurrently with (a) and (b) above a certificate of a Financial Officer of the Borrower demonstrating compliance, as of the date of the financial statements being furnished at such time, with the covenants set forth in Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.08, 6.09, 6.10 and 6.12;

                 (f) on or prior to May 31 in each year, annual financial projections covering the Borrower and the Subsidiaries, in form satisfactory to the Banks, for the period from the date of preparation through the Maturity Date; and

                 (g) promptly, from time to time, such other information regarding the compliance by the Borrower and the Guarantors with the terms of this Agreement and the other Loan Documents or the affairs, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries as any Bank may reasonably request and which is capable of being obtained, produced or generated by the Borrower or any Subsidiary or of which any of them has knowledge.

         Section 5.06 Litigation and Other Notices. Give each Bank prompt written notice of the following:

                 (a) the issuance by any court or governmental agency or authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Loans; or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint;

                 (b) the filing or commencement of any action, suit or proceeding against the Borrower or any Subsidiary, whether at law or in equity or by or before any court or any Federal, state, municipal or other governmental agency or authority as to which there is a reasonable possibility of an adverse determination and which, if adversely determined against the Borrower or such Subsidiary, could materially impair the right of the Borrower or any Guarantor to perform its obligations under this Credit Agreement or any other Loan Document or which might reasonably be expected to impair the ability of the Borrower and the Subsidiaries to carry on business substantially as then conducted or materially and adversely affect the business, assets, operations, prospects or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole;

                 (c) any Event of Default or event or condition which, upon notice or lapse of time or both, would constitute an Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

                 (d) any development in the business or affairs of the Borrower or any Subsidiary which has resulted in or which is likely, in the reasonable judgment of the Borrower or such Subsidiary, to result in a material adverse change in the business, assets, operations, or condition (financial or otherwise), of the Borrower and the Subsidiaries taken as a whole; and

                 (e) any change in the rating by S&P or Moody's of Index Debt or any cessation of any such rating.

         Section 5.07  ERISA.

                 (a) Comply in all material respects with the applicable provisions of ERISA where the failure so to comply might reasonably be expected to impair materially the right of the Borrower and the Subsidiaries, taken as a whole, to carry on business as now being conducted or to affect materially adversely the financial condition of the Borrower and the Subsidiaries taken as a whole, and (b) furnish to the Agent (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate knows or has reason to know that any Reportable Event with respect to any Plan has occurred that alone or together with any other Reportable Event with respect to the same or another Plan could reasonably be expected to result in liability of the Borrower to the PBGC in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer setting forth details as to such Reportable Event and the action that the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event, if any, given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any such Plan, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action that the Borrower proposes to take with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan in an amount exceeding $5,000,000 or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA, and which, in each case, is expected to result in an increase in annual contributions of the Borrower or an ERISA Affiliate to such Multiemployer Plan in an amount exceeding $500,000.

         Section 5.08 Maintaining Records; Access to Properties and Inspections. Maintain financial records in accordance with generally accepted accounting practice and, upon reasonable notice, at all reasonable times and as often as any Bank may reasonably request, permit any authorized representative designated by such Bank to visit and inspect the properties and financial records of the Borrower or any Subsidiary, and to make extracts from such financial records at such Bank's expense, and permit any authorized representative designated by such Bank to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the Borrower's or such Subsidiary's chief financial officer and such other officers as the Borrower or such Subsidiary shall deem appropriate and the Borrower's or such Subsidiary's independent public accountants.

         Section 5.09 Use of Proceeds. Use the proceeds of the Loans only for the purposes of (a) acquiring the common stock of, and warrants to acquire the common stock of, NCS on the terms and conditions set forth in the Merger Agreement, (b) paying related fees and expenses, and (c) providing funding for general corporate purposes.

         Section 5.10 NCS Guarantees. Cause NCS and such of the NCS Subsidiaries as had either $20,000,000 in assets or $20,000,000 in revenues as of the end of the then most recently completed fiscal year to become Guarantors under this Agreement at such time as such entities can deliver such guaranties without violating the terms and provisions of the NCS Mortgages.

         Section 5.11 Merger. The Merger will be consummated in accordance with the terms of the Merger Agreement as soon as practicable after the Initial Funding Date. All material consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate the Merger will be obtained, given, filed or taken and will be on or prior to the Merger Date in full force and effect (or effective judicial relief with respect thereto shall be obtained on or prior to the Merger Date). All actions by the Borrower and its Subsidiaries pursuant to or in furtherance of the Merger will be taken in compliance with all applicable laws except where failure to comply would not have a material adverse effect on the Merger.

         Section 5.12  Acquisition.   All material consents and approvals
of, material filings and registrations with, and all other material actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate the purchase of shares of NCS pursuant to the Offer to Purchase or otherwise in connection with the Offer to Purchase will be obtained, given, filed or taken prior to or at the time required (or effective judicial relief shall be obtained with respect to the application thereof). All actions by the Borrower and its Subsidiaries pursuant to or in furtherance of the Acquisition have been or will be taken in compliance with all applicable laws except where failure to comply would not have a material adverse effect on the Acquisition.

         Section 5.13 Release of Liens Securing NCS Credit Facilities. The Borrower will (a) within five (5) Business Days after the Initial Funding Date, obtain a general release executed by NationsBank of Texas, N.A., releasing all liens on the assets of NCS and NCS Subsidiaries securing the NCS Credit Facilities, and (b) within six (6) months after the Initial Funding Date, obtain and file such executed lien releases and termination statements as may be required to effectuate the release and termination of such liens.

ARTICLE VI. NEGATIVE COVENANTS

         The Borrower and each of the Guarantors covenants and agrees with each Bank and the Agent (provided that such covenants and agreements by each Guarantor shall be limited to matters relating to the Borrower or such Guarantor) that, so long as this Agreement shall remain in effect or the principal of or interest on any Note, any Commitment Fee, the Arrangement Fee, the Agency Fee or any other expense or amount payable hereunder shall be unpaid, unless the Required Banks shall otherwise consent in writing, it will not, and it will not cause or permit any Subsidiary to, either directly or indirectly:

         Section 6.01  Indebtedness.

                 (a) Permit the Total Funded Debt Ratio at any time to exceed 0.65 to 1.00, (b) in the case of any Subsidiary now owned or hereafter acquired, permit any such Subsidiary to create, incur, suffer to exist or assume any Funded Debt except (i) the obligations of any acquired Subsidiary present at the time of acquisition or (ii) Funded Debt if the aggregate amount of such Funded Debt of all Subsidiaries does not exceed 15% of Consolidated Net Tangible Assets at such time, or (c) create, incur, suffer to exist or assume any Indebtedness consisting of Commercial Paper in the aggregate principal amount at any time in excess of the sum of the unused Other Commitments at such time.

         Section 6.02 Negative Pledge. Create, incur, assume or permit to exist any Lien on any property or assets (including stock) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except:

                 (a)      pursuant to the express provisions of this Agreement;

                 (b) Liens on point of sale terminals; provided, that the aggregate amount of Indebtedness at any time outstanding secured by such Liens shall not exceed $4,000,000;

                 (c) Liens incurred and pledges and deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance, old-age pensions and other social security benefits;

                 (d) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

                 (e) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and vendors' liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings as to which the Borrower or a Subsidiary, as the case may be, shall, to the extent required by generally accepted accounting principles applied on a consistent basis, have set aside on its books adequate reserves;

                 (f) Liens securing the payment of taxes, assessments and governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate legal or administrative proceedings and as to which the Borrower or a Subsidiary, as the case may be, shall, to the extent required by generally accepted accounting principles applied on a consistent basis, have set aside on its books adequate reserves;

                 (g) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Borrower or any Subsidiary or the value of such property for the purpose of such business:

                 (h) Liens upon any property acquired by the Borrower or any Subsidiary which are created or incurred contemporaneously with such acquisition to secure or provide for the payment of any part of the purchase price of property (but no other amounts); provided that (i) such Liens shall not apply to any other property of the Borrower or any Subsidiary and (ii) the aggregate amount of Indebtedness at any time outstanding secured by such Liens shall not exceed $5,000,000;

                 (i) Liens on property existing at the time such property is acquired by the Borrower or any Subsidiary; provided, in each case, that (i) such Liens were not created in contemplation of the acquisition by the Borrower or such Subsidiary and (ii) such Liens shall not apply to any other property of the Borrower or any Subsidiary;

                 (j) Liens on property or assets (including stock) of the acquired or non-surviving person assumed or permitted to exist in a transaction permitted under Section 6.03;

                 (k) extensions, renewals and replacements of Liens referred to in paragraphs (a) through (j) and (n) of this Section 6.02; provided, that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced;

                 (l) Liens on time deposit, demand, custodial or other banking accounts of the Borrower or any Subsidiary, if such accounts exist for the purpose of funding or securing insurance obligations of any Subsidiary engaged in the business of providing commercial insurance and reinsurance, provided that the Borrower's investment in such Subsidiary is an investment made within the limitations of Section 6.05(c);

                 (m) Liens on accounts receivable pledged by the Borrower or any Subsidiary the uncollected face amount of which, when taken together with the uncollected face amount of all accounts receivable sold under Section
6.04 shall not exceed $100,000,000 at any time outstanding; provided, however, that all such pledges are non-recourse to the seller; and provided further, however, that Borrower shall provide the Agent and the Banks with legal documentation evidencing that such pledges are non-recourse to the seller;

                 (n) purchase money liens on real property and improvements thereto hereafter constructed by the Borrower or any Subsidiary; provided, however, that (i) such liens secure Indebtedness permitted by Section 6.01, (ii) such liens are incurred, and the Indebtedness secured thereby is created, within 90 days after such construction is completed, (iii) except in the case of capital leases under generally accepted accounting principles the Indebtedness secured thereby does not exceed 100% of the cost of such real property and improvements at the time such construction is completed and (iv) such liens do not attach to any other property or assets of the Borrower or any
Subsidiary: and

                 (o) Liens other than those described in subsections (a) through (n) above; provided that the aggregate amount of Indebtedness at any time outstanding secured by such Liens made pursuant to this subsection (o) shall not exceed 10% of Consolidated Net Tangible Assets minus all Indebtedness secured by any lien permitted under subsection (n) above as of the end of the most recent quarter.

         Section 6.03 Mergers and Acquisitions. Acquire all or a substantial part of the assets of any other person, or merge or consolidate with or into any other person or take any other action having a similar effect; provided, however, that this provision shall not prohibit (a) the Merger; (b) mergers of Subsidiaries into the Borrower or other wholly owned Subsidiaries and (c) transactions in which (i) the surviving entity or purchaser, as the case may be, is duly organized and existing under the laws of the United States of America or a political subdivision thereof, (ii) such surviving entity or purchaser, if other than the Borrower, expressly assumes, by an agreement executed and delivered to the Banks, in form reasonably satisfactory to the Required Banks, each of the obligations of the Borrower hereunder, (iii) immediately after giving effect to such transaction, no Event of Default or event that with the giving of notice or passage of time or both would constitute an Event of Default shall have occurred and be continuing, and (iv) the Borrower shall deliver to each Bank a certificate of a Financial Officer and an opinion of counsel to the effect that such transaction complies with clauses (b)(i) and, in the case of such certificate, (b)(iii) of this Section 6.03.

         Section 6.04 Disposition of Assets. Sell, transfer or otherwise dispose of any of its properties or assets if the aggregate Fair Value of any asset or assets sold, together with the Fair Value of all other assets sold during the 12 months preceding such sale, would exceed 10% of Consolidated Net Tangible Assets as of the end of the most recent quarter and provided, however, that a sale of assets shall be disregarded for purposes of this Section, if (V) prior to the sale, transfer or disposition, the Required Banks shall consent in writing to such sale, transfer or disposition, (W) such sale involves Excluded Assets, (X) such sale is an Intercompany Transfer, (Y) the proceeds of such sale are used within twelve months after such sale to acquire like businesses or assets or to reinvest in existing businesses or (Z) such sales are of accounts receivable and are non-recourse to the seller, provided that the Borrower shall provide the Agent and the Banks with legal documentation evidencing that such sales are nonrecourse to the seller and, provided further, that not more than $100,000,000 in uncollected face amount of accounts receivable sold shall be outstanding at any time.

         Section 6.05 Investments, Loans and Advances. Purchase or hold beneficially any stock, other securities or evidences of Indebtedness of, or make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other person, except:

                 (a)      Permitted Investments;

                 (b) investments in Subsidiaries, or in a person which becomes a Subsidiary as a result of such investment;

                 (c) investments in an amount not to exceed $30,000,000 in an offshore insurance Subsidiary and industry insurance groups used to provide insurance to the Borrower or a Subsidiary in connection with the conduct of its business;

                 (d) loans to any ESOP secured by the common shares of the Borrower or Preferred Stock purchased by such ESOP;

                 (e) investments in the ordinary course of business in corporations, partnerships, joint ventures or other entities primarily engaged in petroleum-related activities in Mexico, Central America or South America; provided that the aggregate amount of all such investments pursuant to this subsection (e) shall not at any time exceed $30,000,000; and

                 (f)      investments other than those described in subsections
(a) through (e) above, provided that at the time thereof and after giving effect thereto the aggregate amount of such investments made pursuant to this subsection (f), as carried on the books of the Borrower as of such date of computation in accordance with generally accepted accounting principles, would not exceed 10% of Consolidated Net Tangible Assets as of the end of the most recent fiscal quarter of the Borrower.

         Section 6.06  Restricted Payments.

                 (a) In the case of the Borrower, declare or pay, directly or indirectly, any dividends or make any other distribution, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock of the Borrower, or (b) in the case of the Borrower or any Subsidiary, directly or indirectly, redeem, purchase, retire or otherwise acquire for a consideration, any shares of any class of capital stock of the Borrower, or set apart any sum for the aforesaid purposes (any such dividend, distribution, redemption, purchase, retirement or acquisition being referred to herein as a "Restricted Payment") if, at the time the Borrower or such Subsidiary becomes committed to make such Restricted Payment or at the time of such Restricted Payment, either (i) an Event of Default or Default shall have occurred and be continuing or (ii) such Restricted Payment, together with all other Restricted Payments subsequent to December 31, 1994, would exceed the sum of: (w) 50% (or minus 100% in the event of a deficit) of Consolidated Net Income for the period commencing December 31, 1994, and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment, (x) the aggregate net proceeds, including cash and the fair market value of property other than cash, received by the Borrower subsequent to December 31, 1994, from the issuance or sale of the Borrower's capital stock (other than to a Subsidiary), (y) the aggregate net proceeds, including cash and the fair market value of property other than cash, received by the Borrower from the issuance or sale of any debt obligation of the Borrower (other than to a Subsidiary) which has been converted into capital stock of the Borrower subsequent to December 31, 1994 and (z) $200,000,000.
The provisions of this Section 6.06 shall not prohibit (x) Restricted Payments payable solely in shares of common stock of the Borrower or warrants or rights to purchase stock, (y) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such dividend or distribution complied with the provisions of this Section 6.06 and
(z) Restricted Payments payable solely in cash with respect to shares of common stock of the Borrower or Preferred Stock held by any ESOP.

         Section 6.07 Line of Business. Engage, or permit any of its Subsidiaries to engage, in any business which is material and which is not related, directly or indirectly, to a business in which the Borrower or any of its Subsidiaries currently are engaged, or in which the Borrower or any of its Subsidiaries hereafter may engage pursuant to this Section 6.07. For purposes of this covenant, and without limiting the foregoing, a business shall be deemed "related" to another business if: (1) the new business is related to, incidental to, or associated with such other business; or (2) the new business involves, or is related to, the hydrocarbon, chemicals, petrochemicals, environmental, retail or wholesale merchandise or real estate businesses and industries (including, without limitation, production, manufacturing, refining, testing, marketing, transportation or brokerage or trading segments of such industries). In addition to the foregoing, the Borrower or a Subsidiary may enter into a new business which is not a "related" business provided that the net book value of the assets of such new business proposed to be acquired, when added to the net book value of the assets of all other such new businesses acquired during the consecutive twelve-month period immediately preceding the proposed acquisition, shall not exceed 5% of Consolidated Net Tangible Assets as of the first day of such twelve-month period.

         Section 6.08 Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth less paid in capital and surplus attributable to any Preferred Stock (other than treasury stock) issued and outstanding on April 15, 1993 (which date is the "Effective Date" of Existing Credit Agreements I and
II) plus any treasury stock of the Borrower (such treasury stock consisting solely of up to 1,400,000 shares of common stock) to be less than the sum of
(i) $350,000,000 plus (ii) 50% of Consolidated Net Income (to the extent such Net Income is positive) for the period commencing on December 31, 1994 and ending on the last day of the most recently completed fiscal quarter.

         Section 6.09 Current Ratio. Permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.25 to 1.00 at any time.

         Section 6.10 Interest Coverage Ratio. Permit the Periodic Interest Coverage Ratio at any time to be less than 3.00 to 1.00.

         Section 6.11 Investments in Margin Stock. Acquire or hold any Margin Stock unless not more than 25% of the value of the assets of the Borrower and its Subsidiaries subject to the restrictions of Section 6.02 and Section 6.04 is represented by assets consisting of Margin Stock.

         Section 6.12 Additional NCS Indebtedness. Permit NCS or the NCS Subsidiaries to create, incur, assume, or otherwise be obligated with respect to Indebtedness for reimbursement obligations with respect to letters of credit or for money borrowed, as an obligor, guarantor, mortgagor, lessee under a capital lease, or otherwise, after thirty days following the Initial Funding Date and prior to the NCS Guaranty Date, except for (a) Indebtedness in respect of the NCS Mortgages, in an aggregate amount not to exceed $57,000,000, (b) Intercompany Loans, and (c) Indebtedness for money borrowed not otherwise permitted by clauses (a) and (b) of this Section 6.12 in an amount not exceeding $500,000 in the aggregate outstanding at any one time.

         Section 6.13 Certain NCS Agreements. Permit NCS or the NCS Subsidiaries, after the Initial Funding Date and prior to the NCS Guaranty Date, to enter into or to allow to remain in place any provision in any agreement or arrangement with any Person to which any such entity is a party which would restrict the ability of such entity to declare and pay dividends and distributions with respect to outstanding shares of its common stock or to repay advances to the Borrower or any other Subsidiary.

         Section 6.14 Limitation on Modifications of Merger Agreement. Without the prior written consent of the Agent and the Required Banks, amend, modify or waive, or permit the amendment, modification or waiver of, any provision of the Merger Agreement.

         Section 6.15 Senior Debt Documents. Without the prior written consent from the Required Banks, amend or modify, or consent to any amendment or modification of covenants contained in any of the Senior Debt Documents if the effect of such amendment or modification would be to make the covenants of such other Senior Debt Document more restrictive than the terms of this Credit Agreement.


ARTICLE VII.  EVENTS OF DEFAULT

         In case of the happening of any of the following events ("Events of Default"):

                 (a) any representation or warranty made in connection with this Agreement or any other Loan Document or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement or any other Loan Document or the borrowings hereunder shall prove to have been false or misleading in any material respect when made;

                 (b) default shall be made in the payment of any principal of any Notes, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

                 (c) default shall be made in the payment of any interest on any Note, any Fee or any other amount (other than an amount referred to in (b) above) due under this Agreement or any other Loan Document when and as the same shall become due and payable, and such default shall continue for a period of 5 Business Days;

                 (d) default shall be made in the due observance of any covenant, condition or agreement on the part of the Borrower or any Guarantor contained in Section 5.06(c) or Article VI and such default shall continue unremedied for a period of 15 days;

                 (e) default shall be made in the due observance or performance by the Borrower or any Guarantor of any covenant, condition or agreement (other than those specified in (b), (c) or (d) above) to be observed or performed pursuant to the terms of this Agreement or any other Loan Document and such default shall continue unremedied for a period of 30 days after notice;

                 (f) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any petition described in paragraph (g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Borrower or such Subsidiary or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable generally, or admit in writing its inability, to pay its debts as they become due or (vii) take corporate action for the purpose of effecting any of the foregoing;

                 (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary or of a substantial part of any of its property or assets, under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Borrower or any Subsidiary or for a substantial part of its property or (iii) the winding-up or liquidation of the Borrower or such Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days;

                 (h) default shall be made with respect to any Indebtedness for borrowed money of the Borrower or any Subsidiary if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any such Indebtedness (or any trustee on behalf of such holder or obligee) to accelerate (with or without notice or lapse of time or both), the maturity of such Indebtedness in an aggregate amount in excess of $5,000,000; or any payment of principal or interest, regardless of amount, on any such Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount in excess of $5,000,000, shall not be paid when due, whether at maturity, by acceleration or otherwise (after giving effect to any period of grace specified in the instrument evidencing or governing such Indebtedness); or an "Event of Default," as defined in either of the Other Credit Agreements, shall occur;

                 (i) a Reportable Event or Reportable Events, or a failure to make a required payment (within the meaning of Section 412(n)(1)(A) of the Code) shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to a Plan in an aggregate amount exceeding $5,000,000 and, within 30 days after the reporting of any such Reportable Event to the Agent or after the receipt by the Agent of the statement required pursuant to Section 5.07 hereof, the Agent shall have notified the Borrower in writing that (i) the Required Banks have made a determination that, on the basis of such Reportable Event or Reportable Events or the receipt of such statement, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans with vested unfunded liabilities in excess of $5,000,000;

                 (j) one or more final judgments for the payment of money in an aggregate amount in excess of $5,000,000 (exclusive of amounts paid or covered by insurance) shall be rendered by a court or other tribunal against the Borrower or any Subsidiary and shall remain undischarged for a period of 60 consecutive days during which execution of any such judgment shall not have been stayed effectively;

                 (k) (i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not, in the opinion of its counsel, have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $5,000,000;

                 (l) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $5,000,000, unless the Borrower, in the opinion of its counsel, has reasonable grounds to contest such increase and is in fact contesting such increase in a timely and appropriate manner;

                 (m) after the Closing Date, (a) there shall have occurred an event which requires the filing of a report or proxy statement by the Borrower pursuant to the Securities

Exchange Act of 1934 disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form, or report) that a change in control of the Borrower has occurred, (b) there shall have occurred an event which requires the filing of a statement on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) under such Act by any person or any partnership or group reporting beneficial ownership of 25% or more of then- outstanding voting stock of the Borrower or (c) during any period of 24 consecutive months individuals who, at the beginning of such 24-month period, were members of the Board of Directors of the Borrower cease for any reason to constitute at least a majority of such Board, unless the election, or the nomination for election by the Borrower's shareholders, of each individual first elected to such Board during such period was approved by a vote of at least two-thirds of the members of such Board then still in office who were members of such Board at the beginning of such period; provided, however, that notwithstanding the foregoing, an Event of Default shall not be deemed to have occurred for purposes of this paragraph (m) solely because the Borrower, an entity of which the Borrower directly or indirectly beneficially owns 50% or more of the voting securities, any Borrower-sponsored employee stock ownership plan, or any other employee benefit plan of the Borrower either files or becomes obligated to file a schedule, form or report under the Securities Exchange Act of 1934, disclosing beneficial ownership by it of shares of voting securities of the Borrower, whether in excess of 25% or otherwise: or

                 (n) any order, judgment or decree is entered in any proceedings against the Borrower or any of the Subsidiaries decreeing a split-up of the Borrower or such Subsidiary which requires the divestiture of a substantial part, or the divestiture of the stock of a Subsidiary the assets of which constitute a substantial part, of the consolidated assets of the Borrower and the Subsidiaries, or which requires the divestiture of assets or stock of a Subsidiary, which shall have contributed a substantial part of Consolidated Net Income for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days;

then, in any such event (other than an event with respect to the Borrower described in paragraph (f) or (g) above), and at any time thereafter during the continuance of such event, the Agent may, or upon the written request of the Required Banks shall, by written or telegraphic notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments of the Banks hereunder and (ii) declare the Notes then outstanding to be forthwith due and payable, whereupon the principal of the Notes, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, including, without limitation, notice of intent to accelerate or notice of acceleration, all of which are hereby expressly waived by the Borrower, anything contained herein or in any Note to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (f) or (g) above, the Commitments shall automatically terminate and the principal of the Notes then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.


ARTICLE VIII. THE AGENT

         Section 8.01  Appointment and Authorization.

                 (a) In order to expedite the various transactions contemplated by this Agreement, BofA is hereby appointed to act as Agent on behalf of the Banks. Each of the Banks, and each subsequent holder of any Note by its acceptance thereof, hereby irrevocably authorizes and directs the Agent to take such actions on behalf of such Bank or holder under the terms and provisions of this Agreement and the other Loan Documents and to exercise such powers as are specifically delegated to the Agent by the terms and provisions hereof and thereof, together with such powers as are reasonably incidental thereto. The Agent is hereby expressly authorized on behalf of the Banks, without hereby limiting any implied authority, (a) to receive on behalf of each of the Banks any payment of principal of or interest on the Notes outstanding hereunder and all other amounts due to the Banks hereunder, and promptly to distribute to each Bank its proper share of all payments so received; (b) to give notice within a reasonable time on behalf of each of the Banks to the Borrower of any Event of Default specified in this Agreement of which the Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute promptly to each Bank copies of all notices, financial statements, agreements and other materials delivered by the Borrower pursuant to this Agreement as received by such Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default".

                 (b) The Banks hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Banks.

         Section 8.02 Liability of Agent; Reliance by Agent; Delegation of Duties. Neither the Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them hereunder except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agent shall not be responsible to the Banks or the holders of the Notes for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, the Notes or any other Loan Document or other agreement or instrument. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof until it shall have received from the payee of such Note notice, given as provided herein, of the transfer thereof. The Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Banks, and, except as otherwise specifically provided herein, such instructions and any action taken or failure to act pursuant thereto shall be binding on all the Banks and each subsequent holder of any Note. The Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. None of the Agent, the Banks or any of their directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any other Bank of any of its obligations hereunder or to any other Bank on account of the failure of or delay in performance or breach by such other Bank or the Borrower of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

         Section 8.03 Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 10.04 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         Section 8.04 Agent in Individual Capacity. With respect to the Loans made by it hereunder and the Notes issued to it, the Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Bank and may exercise the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent.

         Section 8.05 Indemnification. Each Bank agrees (i) to reimburse the Agent in the amount of such Bank's pro rata share (based on its Commitment hereunder) of any expenses incurred for the benefit of the Banks by the Agent, including Attorney Costs and compensation of agents and employees paid for services rendered on behalf of the Banks, to the extent not reimbursed by the Borrower and (ii) to indemnify and hold harmless the Agent, the Agent-Related Persons and any of its or their directors, officers, employees or agents, on demand, in the amount of its pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent not reimbursed by the Borrower; provided, however, that no Bank shall be liable to the Agent or the Agent-Related Persons for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Agent, or the Agent-Related Persons or any of its or their directors, officers, employees or agents.

         Section 8.06 Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent, any Agent-Related Person or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any Agent-Related Person or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

         Section 8.07 Co-Agents. None of the Banks identified on the facing page or signature pages of this Agreement as a "co-agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. The Arranger shall not have any obligations, liabilities, responsibilities or duties under this Agreement. Without limiting the foregoing, none of the Banks so identified as a "co-agent", nor the Arranger, shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified or the Arranger in deciding to enter into this Agreement or in taking or not taking action hereunder.

         Section 8.08  Withholding Tax.

                 (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

                      (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                      (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement, and IRS Form W-9; and

                    (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                 (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrower to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

                 (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

                 (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                 (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.


ARTICLE IX. GUARANTEES

         Because the Borrower and the Guarantors are engaged as a consolidated group in their business, and because each Guarantor expects to derive benefit, directly or indirectly, from the Loans to the Borrower, both individually and as a member of such consolidated group, and because the financial performance of each Guarantor depends upon the financial performance of both the Borrower and consolidated group as a whole, the Banks have required each Guarantor, as a condition of the Banks' obligations hereunder, to guarantee the obligations of the Borrower as set forth below and the Guarantors have agreed to provide such guarantees in order to induce the Banks to make the Loans.

         Each Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with the other Guarantors, the due and punctual payment of principal of and interest on each of the Notes, when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise and all other monetary obligations of the Borrower and the other Guarantors to the Banks or the Agent under this Agreement or (including any amendments) and the Notes (collectively, the "Obligations"). Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.

         Each Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment, notice of intention to accelerate and notice of acceleration. The obligations of a Guarantor hereunder shall not be affected by (a) the failure of any Bank to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Guarantor under the provisions of this Agreement (including any amendments) or any Note, or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement (including any amendments), any Note, any guarantee or any other agreement; (c) the release of any security held by any Bank for the Obligations or any of them; or (d) the failure of any Bank to exercise any right or remedy against any other guarantor of the Obligations.

         Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Agent, any Bank or any other person to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Agent or such Bank in favor of the Borrower or any other person.

         The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of any Bank to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document, any guarantee or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Obligations, by any discharge of the Borrower (other than by virtue of the full and final indefeasible payment of the Obligations), or by any other act or omission which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such

Guarantor as a matter of law or equity or which would impair or eliminate any right of such Guarantor to subrogation.

         Each Guarantor further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by any Bank upon the bankruptcy or reorganization of the Borrower, any other Guarantor or any other person or for any other reason otherwise.

         In furtherance of the foregoing and not in limitation of any other right which any Bank may have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by any Bank, forthwith pay, or cause to be paid, to the Agent for distribution to the Banks in cash the amount of such unpaid Obligations, and thereupon each Bank shall, in a reasonable manner, assign the amount of the Obligations owed to it and paid by such Guarantor pursuant to this guarantee to such Guarantor, such assignment to be pro tanto to the extent to which the Obligations in question were discharged by such Guarantor, or make such other disposition thereof as such Guarantor shall direct (all without recourse to such Bank and without any representation or warranty by such Bank).

         Until the indefeasible payment in full of all the Obligations to the Banks the Guarantors shall have no right by way of subrogation or otherwise as a result of the payment of any sums to a Bank.

         The Agent may, but shall not (except as instructed by the Required Banks and subject to the provisions of Article VIII) be obligated to, take such actions to enforce the obligations of each Guarantor under this Article IX as the Agent or the Required Banks shall deem necessary or advisable from time to time to protect the interests of the Banks hereunder and under the Loan Documents.

         Upon payment by any Guarantor of any amount hereunder, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of indemnity, contribution, subrogation or otherwise shall in all respects be subordinate and junior in right of payment to, and shall not be exercisable until, the prior indefeasible payment in full of all the Obligations.

         Concurrently with the sale of all of the capital stock of a Guarantor in compliance with the provisions of this Agreement, and provided that, after giving effect thereto, no Event of Default (or event which with notice or lapse of time or both would become an

Event of Default) shall have occurred and be continuing, such Guarantor shall be released from its obligations under this Article IX.


ARTICLE X. MISCELLANEOUS

         Section 10.01 Notices. Notices and other communications provided for herein shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule IV and (ii) shall be followed promptly by delivery of a hard copy original thereof) and shall be delivered by hand or overnight courier service or mailed or faxed, addressed,

                 (a) if to the Borrower, by mail, at P.O. Box 696000, San Antonio, Texas 78269, if by other means at 9830 Colonnade Blvd., San Antonio, Texas 78230; Attention of Mr. Robert Becker, Vice President & Treasurer, facsimile number (210) 641-8484;

                 (b) if to any Guarantor, in care of the Borrower at its address set forth in clause (a); or

                 (c) if to the Agent or any Bank, at its address for notice set forth in Schedule IV.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or VIII shall not be effective until actually received by the Agent.

         Section 10.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with this Agreement shall be considered to have been relied upon by the Banks and shall survive the making by the Banks of Loans and the execution and delivery to the Banks of the Notes evidencing such Loans, regardless of any investigation made by the Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Note, or any Commitment Fee, the Arrangement Fee, the Agency Fee or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid, and so long as the Commitments have not been terminated.

         Section 10.03  Successors and Assigns.

                 (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Agent or the Banks that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

                 (b) Each Bank may assign to one or more Eligible Assignees (each an "assignee") all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it and the Notes held by it); provided, however, that (i) except in the case of an assignment to a Bank, the Borrower and the Agent must give their prior writing consent to such assignment (which consent shall not be unreasonably withheld), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement, (iii) the amount of the Commitment of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000, (iv) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with the Note subject to such assignment and a processing and recordation fee of $2,500 and (v) the assignee, if it shall not be a Bank, shall deliver to the Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 10.03 from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement and (B) the assigning Bank thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10 and 10.04 as well as any Fees accrued for its account hereunder and not yet paid).

                 (c) By executing and delivering an Assignment and Acceptance, the assigning Bank thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(iv) such assignee will independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

                 (d) The Agent shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Agent and the Banks may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

                 (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Bank and an assignee together with the Note or Notes subject to such assignment, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Bank), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower to such assignment, the Agent shall (subject to the consent of the Agent to such assignment, if required),
(i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Banks. Within five Business Days after receipt of notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for the surrendered Note or Notes, a new Note to the order of such assignee in an amount equal to the portion of the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment, a new Note or Notes to the order of such assigning Bank in a principal amount equal to the applicable Commitment retained by it. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes; such new Notes shall be dated the date of the surrendered Notes which they replace and shall otherwise be in substantially the form of Exhibit B hereto. Canceled Notes shall be returned to the Borrower.

                 (f) Each Bank may without the consent of the Borrower or the Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and the Note held by it); provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.10 and 2.11 to the same extent as if they were Banks and (iv) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and such Bank shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, or the dates fixed for payments of principal of or interest on the Loans).

                 (g) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.03, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Bank by or on behalf of the Borrower; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Borrower received from such Bank.

                 (h) The Borrower shall not assign or delegate any of its respective rights and duties hereunder, except as expressly permitted hereunder.

         Section 10.04  Expenses of the Agent and the Banks; Indemnity.

                 (a) The Borrower agrees to pay all out-of-pocket expenses reasonably incurred by the Agent or any Bank in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or reasonably incurred by the Agent or any Bank in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or the

Notes issued hereunder, including, but not limited to, Attorney Costs, and, in connection with any such enforcement or protection, the reasonable fees and disbursements of other counsel for the Agent or any Bank. The Borrower further agrees that it shall indemnify each Bank from and hold it harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or any other Loan Document.

                 (b) The Borrower agrees to indemnify the Agent, Agent-Related Persons, each Bank, each Bank's Affiliates and each of their respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable Attorney Costs, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Bank (or any such related person), apply to any such losses, claims, damages, liabilities or related expenses arising from (A) any unexcused breach by such Bank of any of its obligations under this Agreement or (B) the gross negligence or wilful misconduct of such Bank.

                 (c) The provisions of this Section 10.04 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agent or any Bank. All amounts due under this Section 10.04 shall be payable on written demand therefor.

         Section 10.05 Right of Setoff. If an Event of Default shall have occurred and be continuing and any Bank shall have requested the Agent to declare the Loans immediately due and payable pursuant to Article VII, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. Each Bank agrees promptly to notify the Borrower after any such setoff and application made by such Bank, but the failure to give such notice shall not affect the validity of such setoff and application.

The rights of the Banks under this Section 10.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which any Bank may have under applicable law.

         Section 10.06  APPLICABLE LAW AND JURISDICTION.

                 (a) THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES); PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

                 (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

         Section 10.07 Payments on Business Days. Should the principal of or interest on the Notes, any reimbursement obligation with respect to any Commitment Fee, the Arrangement Fee, the Agency Fee or any other fee or amount payable hereunder become due and payable on other than a Business Day, payment in respect thereof may be made on the next succeeding Business Day (except as provided in the definition of Interest Period with regard to Eurodollar Loans), and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

         Section 10.08  Waivers; Amendments.

                 (a) No failure or delay of the Agent or any Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Banks hereunder and under the other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or the Guarantors therefrom shall in any event be effective unless the same shall be authorized as provided in paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Each holder of any of the Notes shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent.

                 (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Guarantors, the Agent and the Required Banks; provided, however, that no such agreement shall (i) change the principal amount of, or extend or advance the maturity of or any date for the payment of any principal of or interest on, any Note or waive or excuse any such payment or any part thereof, or change the rate of interest on any Note, without the written consent of each holder affected thereby, (ii) change or extend the Commitment of any Bank or decrease the Commitment Fees of any Bank without the prior written consent of such Bank, or (iii) amend or modify the provisions of this Section, Sections 2.10 through 2.14, Section 10.03 or
Article IX or the definition of the "Required Banks", without the prior written consent of each Bank; and provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent. Each Bank and each holder of any Note shall be bound by any modification or amendment authorized by this Section 10.08 regardless of whether its Note shall be marked to make reference thereto, and any consent by any Bank or holder of a Note pursuant to this Section 10.08 shall bind any person subsequently acquiring a Note from it, whether or not such Note shall be so marked.

         Section 10.09 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         Section 10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.14.

         Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

         Section 10.12 Obligations Several. The obligations of the Banks under this Agreement are several and not joint.

         Section 10.13 Maximum Interest. It is the intention of the parties hereto to comply with applicable usury laws. The parties hereto do not intend to contract for, charge or receive any interest or other charge which is usurious, and by execution of this Agreement, the Borrower agrees that the Banks have no such intent. This Agreement, and all other agreements between the Borrower and the Banks which are now existing or hereafter arising, whether written or oral, are hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity of the Notes, or otherwise, shall the amount paid, or agreed to be paid, to the Banks for the use, forbearance or detention of the money to be due hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document evidencing, securing, or pertaining to the indebtedness evidenced by the Notes, exceed the Maximum Rate. The term "Maximum Rate," as used herein, shall mean, on any day, the highest non-usurious rate of interest (if any) permitted by applicable law on such day. If from any circumstance whatsoever fulfillment of any provisions hereof or of any other document, at the time performance of such provisions shall be due, shall involve transcending the valid limits prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Rate, and if from any such circumstance the Banks shall ever receive as interest or otherwise an amount which will exceed the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing under the Notes or on account of any other principal indebtedness of the Borrower to the Banks and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of the Notes and such other indebtedness, such excess shall be refunded to the Borrower. All sums paid and agreed to be paid to the Banks for use, forbearance or detention of the indebtedness of the Borrower shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the period until payment in full on the Notes (or any renewals, extensions and rearrangements thereof) so that the actual rate of interest on account of the indebtedness evidenced by the Notes is uniform throughout the terms thereof (and all renewals, extensions and rearrangements thereof) and does not exceed the Maximum Rate. The terms and provisions of this paragraph shall control and supersede any other provision of this Agreement.

         Section 10.14 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have received copies hereof which, when taken together, bear the signatures of each Bank, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior consent of all the Banks, except as expressly permitted hereunder.

         Section 10.15 Entire Agreement. This Agreement and the other Loan Documents, constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and the Agent-Related Persons any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

                      [SIGNATURES BEGIN ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the Borrower, the Guarantors, the Agent and the Banks have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                                    DIAMOND SHAMROCK, INC.,
                                    DIAMOND SHAMROCK REFINING AND
                                      MARKETING COMPANY,
                                    DIAMOND SHAMROCK STATIONS, INC.,
                                    DIAMOND SHAMROCK PIPELINE
                                      COMPANY,
                                    DIAMOND SHAMROCK REFINING
                                      COMPANY, L.P.
                                    SIGMOR CORPORATION,
                                    XRAL STORAGE AND TERMINALING
                                      COMPANY,
                                    THE SHAMROCK PIPE LINE
                                      CORPORATION,
                                    SIGMOR PIPELINE COMPANY,
                                    TOC-DS COMPANY,
                                    D-S SPLITTER, INC.,
                                    and NORTH AMERICAN INTELECOM,
                                    INC.


                                    By:  /s/ R.C. Becker
                                       ---------------------------------------
                                             R.C. Becker
                                             in each case,
                                             Vice President and
                                             Treasurer



                                    SIGMOR BEVERAGE, INC.


                                    By:  /s/ Carl W. Hix
                                       ---------------------------------------
                                             Carl W. Hix
                                             Vice President

                                    BIG DIAMOND, INC.


                                    By:  /s/ Douglas M. Miller
                                       ---------------------------------------
                                             Douglas M. Miller
                                             Vice President



                                    BIG DIAMOND NUMBER 1, INC.


                                    By:  /s/ Douglas M. Miller
                                       ---------------------------------------
                                             Douglas M. Miller
                                             Vice President


                                    BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                                    ASSOCIATION, as Agent


                                    By:  /s/ Daniel G. Farthing
                                       ---------------------------------------
                                             Daniel G. Farthing
                                             Vice President



                                    CHEMICAL BANK, as Co-Agent and as a Bank


                                    By:  /s/ Ronald Potter
                                       ---------------------------------------
                                             Ronald Potter
                                             Managing Director

                                    ROYAL BANK OF CANADA, as Co-Agent and as a
                                    Bank


                                    By:  /s/ J.D. Frost
                                       ---------------------------------------
                                             J.D. Frost
                                             Senior Manager



                                    SOCIETE GENERALE, as Co-Agent and as a Bank


                                    By:  /s/ Paul E. Cornell
                                       ---------------------------------------
                                             Paul E. Cornell
                                             First Vice President


                                    BANK OF AMERICA ILLINOIS


                                    By:  /s/ Laura B. Shepard
                                       ---------------------------------------
                                             Laura B. Shepard
                                             Vice President



                                    THE CHASE MANHATTAN BANK, N.A.


                                    By:  /s/ Bettylou J. Robert
                                       ---------------------------------------
                                             Bettylou J. Robert
                                             Vice President

                                   THE FROST NATIONAL BANK


                                   By:  /s/ Phil Dudley
                                      ----------------------------------------
                                            Phil Dudley
                                            Vice President



                                   THE FUJI BANK, LIMITED
                                   HOUSTON AGENCY


                                   By:  /s/ Kenichi Tatara
                                      ----------------------------------------
                                            Kenichi Tatara
                                            Vice President and Manager


                                   THE INDUSTRIAL BANK OF JAPAN LIMITED - NEW
                                   YORK BRANCH



                                   By:  /s/ Robert W. Ramage, Jr.
                                      ----------------------------------------
                                            Robert W. Ramage, Jr.
                                            Senior Vice President



                                   THE MITSUBISHI BANK, LIMITED,
                                   HOUSTON AGENCY



                                   By:  /s/ Takeshi Yokokawa
                                      ----------------------------------------
                                            Takeshi Yokokawa
                                            Joint General Manager

                                    NATIONAL WESTMINSTER BANK PLC,
                                    NEW YORK BRANCH



                                    By:  /s/ David L. Smith
                                       ---------------------------------------
                                             David L. Smith
                                             Vice President



                                    NATIONAL WESTMINSTER BANK PLC, NASSAU BRANCH



                                    By:  /s/ David L. Smith
                                       ---------------------------------------
                                             David L. Smith
                                             Vice President

                                    NATIONSBANK OF TEXAS, N.A.



                                    By:  /s/ James R. Allred
                                       ---------------------------------------
                                             James R. Allred
                                             Vice President



                                    THE SANWA BANK LIMITED,
                                    DALLAS AGENCY



                                    By:  /s/ Toru Sakamuro
                                       ---------------------------------------
                                             Toru Sakamuro
                                             Vice President

                                    THE BANK OF TOKYO, LTD.,
                                    DALLAS AGENCY



                                    By:  /s/ Michael Meiss
                                       ---------------------------------------
                                             Michael Meiss
                                             Vice President and Manager